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                                                                       Exhibit 2





                                DATED       1998










                               CRYSTALSEA LIMITED

                                SUNNYGATE LIMITED

                                    JAMES KOE

                                  SAMANTHA LUFF

                         BRIDGESTREET ACCOMMODATIONS INC










                                    AGREEMENT
                       for the sales and purchases of the
                                share capitals of

                         LONDON LIFE APARTMENTS LIMITED
                                       AND
                                LORYT (1) LIMITED











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DATED                                                     1998

PARTIES

1    Crystalsea         Crystalsea Limited (company no 259797) incorporated in
                        accordance with the laws of the British Virgin Islands and whose registered address is at Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortola, British
                        Virgin Islands;

2    Sunnygate          Sunnygate Limited (company no 259796) incorporated in
                        accordance with the laws of the British Virgin Islands and whose registered address is at Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortola, British
                        Virgin Islands;

3    JK                 James Koe of 7 Cheval Place, Knightsbridge, London SW7
                        1EW;

4    SL                 Samantha Luff of 7 Cheval Place, Knightsbridge, London
                        SW7 1EW; and

5    Buyer              BridgeStreet Accommodations, Inc. incorporated in
                        accordance with the laws of the United States of America and whose registered office is at 30670 Bainbridge Road, Solon, Ohio 44139, United States of America.

OPERATIVE PROVISIONS

1   DEFINITIONS AND INTERPRETATION

1.1 Unless the contrary intention appears, the following definitions apply:

         Agreed Form       a form agreed between the parties, a copy of
                           which has been initialled for the purpose of identification by their respective solicitors;



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         Assets            those assets listed in Schedule 4;

         Associate         (a)       (in relation to an individual):


                                     (i)       a relative, that is the
                                               individual's issue, spouse,
                                               brother, sister or parent;


                                     (ii)      a company which is, or may be,
                                               directly or indirectly controlled
                                               (within the meaning given in s840
                                               ICTA) by the individual or a
                                               relative, or by two or more of
                                               them, and for this purpose a
                                               company is controlled by one or
                                               more persons if he or they can
                                               exercise more than 50% of the
                                               voting rights in it; and


                           (b) (in relation to a company) a Subsidiary or holding company of the company, and another Subsidiary of any holding company of the company, "holding company" having the same meaning as in s736 CA;

         BridgeStreet Business       the business of providing lodging
                                     related services including, without
                                     limitation, providing temporary or
                                     permanent lodging accommodations, acting as a lodging reservation agent, property management services, real estate brokerage and other various services related to the lodging industry, or any part of it carried on by the Buyer as at the Effective Date;


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         Business                    the business of providing lodging related
                                     services including, without limitation,
                                     providing temporary or permanent lodging accommodations, acting as a lodging reservation agent, property lettings, property management services, real estate brokerage and other various services related to the lodging industry, carried on by the Partnership which was transferred to the Company on 16 January 1998 and which has, since that date, been carried on by the Company;

         Buyer's Accountants         Arthur Andersen, 1 Surrey Street, London
                                     WC2R 2PS;

         Buyer's Solicitors          Berwin Leighton, Adelaide House, London
                                     Bridge, London EC4R 9HA;

         CA                          the Companies Act 1985;

         CAA                         the Capital Allowances Act 1990;

         Cash Consideration          that part of theConsideration which is
                                     specified in clause 3.1.1;

         Companies Acts              CA, the former Companies Acts (within
                                     the meaning of s735(1) CA) and the
                                     Companies Act 1989;

         Company London Life Apartments Limited (formerly Tyrolese (398) Limited), further details of which are set out in Schedule 1 Part 1;

         Company Shares              the 100 issued ordinary shares of(pound)1
                                     each of the Company;


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         Completion                  completion of the purchase of the Shares in
                                     accordance with clause 8;

         Completion Accounts         the pro forma unaudited balance
                                     sheet of the Company as at 31 January 1998 in Agreed Form, and the unaudited profit and loss account of the Business for the 10 month period to 31 January 1998, annexed as
                                     Schedule 6;

         Confidential Information    any trade secrets, customer lists, trading
                                     details, technology, know-how, techniques or other information of a confidential nature held or stored in whatever form relating to the Company or the Partnership
                                     (including without limitation details of activities, Business, BridgeStreet Business or finances of the Company or the Partnership);

         Consideration               the purchase consideration as referred to
                                     in clause 3.1;

         Consideration Shares        the common stock of $0.01 each of the Buyer
                                     to be allotted to the Sellers in accordance with clause 3.1.2 and including, where appropriate, securities derived from them otherwise than in lieu of dividend;

         Contracts                   those Contracts listed in Schedule 5;

         Deed of Covenant            either of the two deeds of covenant in the
                                     Agreed Form;

         Deed of Gift                the deed of gift entered into by (1) JK and
                                     SL and (2) the Company on 16 January 1998;


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         Disclosure Letter           the disclosure letter, of today's date,
                                     from the Sellers to the Buyer;

         EBIT                        earnings before interest and taxes,
                                     calculated pursuant to clause 4;

         Effective Date              31 January 1998;

         FA                          the Finance Act;

         FRS a financial reporting standard issued or adopted by The Accounting Standards Board Limited;

         GAAP United States of America generally accepted accounting principles;

         ICTA                        the Income and Corporation Taxes Act 1988;

         IHTA                        the Inheritance Tax Act 1984;

         Information                 (a) any inventions, discoveries, ideas,
                                     research, engineering methods, practices, processes, systems (including, without limitation reservation systems), formulae, designs, products, projects, improvements and developments which (i) are not publicly available; and (ii) relate to the Buyer or any Associate of it from time to time and have been disclosed to the Company; and
                                     (iii) are made, conceived or reduced to
                                     practice by the Company, JK or SL
                                     subsequent to the date of Completion, or by any employee or consultant of the Buyer (or any Associate of it) or in whole or in part at the expense of the Buyer or any Associate of it or on the premises of the Buyer or

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                                     any Associate of it or with the
                                     assistance of any of their employees or
                                     consultants with the Buyer's or
                                     any of its Associate's equipment or
                                     supplies or those of their employees or
                                     consultants and have been disclosed to the Company; and


                                     (b) all trade secrets, reservation systems, marketing plans, forecasts, unpublished financial statements, budgets, licences, prices, and employee, lessor, customer and supplier lists of the Buyer, the Company or any of their Associates;

         Intellectual Property       a patent, patent application, know-how,
         Rights                      trade or service mark (whether registered
                                     or unregistered), trade or service mark
                                     application, trade name or logo, registered design, design right, copyright or other similar intellectual, industrial or commercial right;



         Issue                       Price the issue price as calculated in
                                     clause 3.3;

         Loryt Loryt (1) Limited (formerly London Life Apartments Limited) further details of which are set out in Schedule 1 Part 2;

         Loryt Shares                the 100 issued ordinary shares
                                     of(pound)1 each of Loryt;

         Material Interest           (a) the holding of any senior position as
                                     director, officer, employee, consultant or partner;


                                     (b) the direct or indirect control,
                                     ownership (whether jointly or alone) of any shares (or any


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                                     voting rights attached to them) or
                                     debentures except for the ownership for
                                     investment purposes only of not more than 3% of the issued ordinary shares of a company whose shares are listed on any Recognised Investment Exchange (as defined in Section 207 of the Financial Services Act 1986); or


                                     (c) the direct or indirect provision of any financial assistance, including, without limitation, by way of loans, debentures or guarantees;

         Nasdaq                      Nasdaq National Market;

         NL the net liabilities of the Company as at 1 February 1998, as prepared from the audited accounts referred to in clause 5.1;

         Partnership                 the partnership between JK and SL carried
                                     on prior to 16 January 1998 under the name
                                     London Life Apartments from 7 Cheval Place,
                                     Knightsbridge, London SW7 1EW;

         Partnership's Accountants   Rickaby & Co of 26 Lower King's Road,
                                     Berkhamstead, Hertfordshire HP4 2AS;

         Planning Acts               as defined in section 336 of the Town and
                                     Country Planning Act 1990;

         Properties                  the properties listed in Schedule 3;

         Related Persons             the Sellers, the Company, Loryt, their
                                     respective officers and each of those
                                     companies' and officers' respective
                                     Associates, and JK and SL


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                                     and their respective Associates;

         Restricted Post Employment  the period of 3 years from the date on
         Period which, in respect of each of JK and SL, his/her employment by the Company terminates, howsoever occurring;

         Restricted Period           the period of 5 years from the date of
                                     Completion;

         Sellers                     Crystalsea and Sunnygate;

         Sellers' Accountants        Coopers & Lybrand, of 1 Embankment Place,
                                     London WC2N 6NN;

         Sellers' Solicitors         Farrer & Co, 66 Lincoln's Inn Fields,
                                     London WC2A 3LH;

         Senior Executive            a person who is engaged or employed as an
                                     employee, director or consultant of the
                                     Partnership, the Company, the Buyer or any of their Associates in a capacity in which his earnings exceed (pound)40,000 (or its foreign currency equivalent) per annum;

         Shares                      the Company Shares and the Loryt Shares;

         Start Date                  (i) the date of Completion; or

                                     (ii) in the event that the Restricted
                                     Employment Period ends at a date later than the end of the Restricted Period, the date of termination of the relevant Partner's employment;

         Subsidiary                  a subsidiary as defined in s736 CA;


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         Taxation                    taxation, duties, charges, withholdings and
                                     levies of any kind imposed by governmental or other authority, whether of the United Kingdom or elsewhere and whether primarily or otherwise chargeable, including:


                                     (a)       income tax, corporation tax,
                                               capital gains tax, inheritance
                                               tax, stamp duty, rates, value
                                               added tax, customs and other
                                               import duties and national
                                               insurance contributions and a
                                               payment which the Company may be
                                               or become bound to make to
                                               another person as a result of an
                                               enactment relating to taxation;


                                     (b)       taxes, duties or levies
                                               corresponding to, supplementing
                                               or replacing any of the above;
                                               and


                                     (c)       costs, charges, interest, fines,
                                               penalties and expenses incidental
                                               or relating to any of the above;

         Taxation Warranties         any of the Warranties set out in
                                     Part 3 of Schedule 2;

         TCGA                        the Taxation of Chargeable Gains Act 1992;

         TMA                         the Taxes Management Act 1970;

         VATA                        the Value Added Tax Act 1994;

         Warranties                  the agreements, obligations, warranties,


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                                     representations and undertakings of the
                                     Sellers and JK and SL contained in this
                                     agreement including the warranties set out in Schedule 2; and

         Warranty Claim              a claim made by the Buyer for breach
                                     of a Warranty or a claim made by the Buyer under a Deed of Covenant.

1.2 Unless it is inconsistent with the context a reference to a statutory provision includes a reference to:

1.2.1 a statutory amendment, modification, consolidation or re-enactment of that provision (whether before or after the date of this agreement);

1.2.2 statutory instruments or subordinate legislation or orders made under the statutory provision;

1.2.3 statutory provisions of which the statutory provision is an amendment, modification, consolidation or re-enactment;

         but does not include a substituted provision.

1.3 A reference to the Sellers includes, where appropriate, their successors in title.

1.4 A reference to an SSAP is a reference to a statement of standard accounting practice adopted by The Accounting Standards Board Limited.

1.5 Words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include corporations and vice versa.


1.6      Unless otherwise stated, a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of, or schedule to, this agreement.

1.7 Clause headings in this agreement and in the schedules are for ease of reference only and do not affect the construction of any provision.



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2        AGREEMENT FOR SALE

2.1 Subject to the terms of this agreement, the Sellers, JK and SL shall sell with full title guarantee and the Buyer shall purchase the Shares free from liens, charges and encumbrances, with all rights attaching to them, with effect from today's date.

2.2 The Sellers, JK and SL waive any pre-emption rights in relation to any of the Shares, whether under the articles of association of the Company, Loryt or otherwise.

3        CONSIDERATION

3.1 The purchase consideration for the Shares shall (subject to adjustment in accordance with the provisions of clauses 4 and 5) be the sum of (pound)4,410,000, being (pound)100 for the shares in Loryt and (pound)4,409,900 for the Shares in the Company, which shall be paid or satisfied:

3.1.1 as to the sum of (pound)3,285,000 (which includes the (pound)100 for the Loryt Shares), in cash at Completion; and

3.1.2 by the allotment at Completion of such number of common stock, excluding fractions, of the Buyer, credited as fully paid, as at the Issue Price have a value nearest to but not more than (pound)1,125,000, in accordance with clauses 3.3 to 3.7.

3.2 The Sellers and JK and SL are entitled to receive their part of the Cash Consideration and the Consideration Shares in proportion to their allocation of the Consideration to their holdings of the Shares.

3.3 The Issue Price is the average of the closing prices of the common stock of the Buyer on Nasdaq, as calculated from the daily official list, from 23 January 1998 up to and including the last dealing day prior to Completion, and converted from dollars into pounds sterling at the closing exchange rate as quoted in the Wall Street Journal published for the last dealing day prior to Completion.

3.4 The Consideration Shares shall be issued on terms that they rank pari passu with the common stock of the Buyer in issue at the date of allotment, except for dividends declared or paid prior to Completion.

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3.5      The certificates representing the Consideration Shares shall be issued with legends in Agreed Form requiring compliance with the applicable legislation in the United States of America, and in particular with the requirements of Regulations under, and any other requirements of, the Securities Act of 1933, as amended, in connection with any re-sale of the Consideration Shares.


3.6 The Buyer shall, following Completion, subject to the escrow provisions in clause 5.A of this agreement, deliver certificates in respect of the Consideration Shares to the Sellers' Solicitors in respect of:

3.6.1    50% of the Consideration Shares on or before 1 August 1998; and

3.6.2 50% of the Consideration Shares on or before 31 January 1999, or the first anniversary of the date of Completion, whichever is the later.

3.7 Dividends declared and arising in respect of the Consideration Shares after Completion shall be paid to the Sellers.

4        ADDITIONAL CONSIDERATION

4.1 The Sellers shall be entitled to receive, in the same proportions as those in which they received the Consideration, additional consideration in the event that EBIT of the Business for the twelve months commencing on 1 August 1998 and ending 31 July 1999 (as determined in accordance with GAAP consistently applied) exceeds (pound)1 million, such additional consideration being (pound)2.00 for every (pound)1.00 by which EBIT for that period is in excess of (pound)1 million.

4.2 For the purposes of calculating EBIT, the following shall apply, notwithstanding any GAAP provision to the contrary:

4.2.1 the Buyer agrees to operate the Business in good faith, and neither the Buyer nor the Sellers will make any material change in the operation of the Business as it exists on the date of Completion that would have a material adverse effect on the amount to be paid to the Sellers pursuant to clause 4.1, unless such change(s) are agreed to by both the Buyer and the Sellers;

4.2.2 the books and records of the Company and the Business will be kept separate and distinct from those of subsidiaries and divisions of the Buyer. If the Company is


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         hereafter merged or otherwise combined in any way into or with any other business, or is added to or consolidated with any other business, subsidiary or division of the Buyer, EBIT shall be calculated as if such merger, combination, addition or consolidation had not been effected;


4.2.3 all reasonable charges by the Buyer for services provided or expenses incurred directly on behalf or at the request of the Company, including, without limitation, credit checking, legal and accounting services, advertising and other general administrative expenses, shall be deducted from EBIT;

4.2.4 all interest income, all capital gains, all capital losses and all gains or losses arising from sales or exchanges of the Company's Assets other than income or expenses arising out of operations in the ordinary course of business of the Company shall be deducted from (or added to in the case of losses) EBIT;

4.2.5 all gains from insurance proceeds relating to the Assets will be deducted from EBIT, except that proceeds of insurance against physical damage to property will be included to the extent, if any, that such proceeds do not exceed the deduction taken in the period on account of the property damaged;

4.2.6 appropriate adjustments will be made to ensure that there is no material or substantial upward or downward adjustment of income during any period due to the acceleration or deferral of sales or other income into a period other than that in which these would normally accrue or occur, or due to the acceleration or deferral of any losses, costs or expenses into any period other than that in which they would normally accrue or occur. In this regard it is agreed that the accounting principles used in the Completion Accounts shall be used in calculating the adjustments set out above. A summary of significant accounting policies is annexed hereto as Schedule 7;

4.2.7 a reasonable reserve shall be set up, if appropriate, and deducted from EBIT to cover the amount of any contingent liability, together with a reasonable estimate of the cost of pursuing litigation over that contingent liability;

4.2.8 interest (which shall not exceed 8% per annum) and other financing payments made to the Buyer for funds requested by the Company (directly or indirectly on


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         behalf of the Business) and advanced by the Buyer in its sole discretion will be deducted from EBIT to the extent of the Buyer's costs of borrowing;

4.2.9 all gains or losses generated by the Company that are not related to the operation of the Business, shall be deducted from (or added, in the case of losses) EBIT, including travel related expenses incurred by J K for new market Development;

4.2.10 only 50% of James Koe's base salary will be taken into account in calculating EBIT; and

4.2.11 Amortisation expense arising from goodwill shall be excluded from the EBIT calculation.

4.3      No payment under clause 4.1 will be made:

4.3.1    to JK:

         4.3.1.1  if JK terminates his employment on or before 31 July 1999; or

         4.3.1.2 if JK's employment is terminated for "cause" on or before 31 July 1999, as determined in the employment agreement entered into by JK pursuant to clause 8.5;

4.3.2    to SL:

         4.3.2.1  if SL terminates her employment on or before 31 July 1999; or

         4.3.2.2 if SL's employment is terminated for "cause" on or before 31 July 1999, as determined in the employment agreement entered into by SL pursuant to clause 8.5.

4.4 The Buyer shall provide that, as soon as possible and in any event not after 30 September 1999, a provisional statement is produced calculating the value of EBIT and delivered to the Sellers and the Sellers' Accountants. In the event of a dispute with respect to the determination of the value of EBIT as per the provisional statement, the dispute shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Sellers and the Buyer or, failing nomination within 14 days after request by either the Sellers or the Buyer, nominated at the request of either of them by the president for the time being of the Institute of


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         Chartered Accountants in England and Wales, who shall, in resolving the dispute, comply with the principles set out in clause 4 of this agreement. In making their determination the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties, and their fees shall be borne and paid by the Sellers and the Buyer in such proportions as they determine.


4.5 Payment of the additional consideration, if any, shall be made in cash as soon as possible after EBIT has been calculated and, subject to the escrow provisions in clause 5.A of this agreement by no later than 31 October 1999.

5        NET LIABILITIES

5.1      A pro forma statement of assets and liabilities shall be included in
         Schedule 6. On finalisation of the audited accounts of the Company to 31 January 1998, an adjusting payment to the Consideration shall be made, calculated pursuant to the pro forma balance sheet of the audited accounts, including only the assets and liabilities transferred to the Buyer, within 14 days of such finalisation, subject to the escrow provisions in clause 5.A of this agreement as follows:

5.1.1 where the NL are less than (pound)100,000, the Buyer shall pay to the Sellers the amount of the difference between (pound)100,000 and the NL. For the avoidance of doubt, if the assets exceed the liabilities then the Buyer shall pay to the Sellers (pound)100,000 plus the amount by which the assets exceed the liabilities.


5.1.2 where the NL are greater than (pound)100,000 the Sellers shall pay to the Buyer an amount equal to the difference between NL and (pound)100,000.

5.2 In the event that there is a dispute as to the amount of the adjusting payment, the dispute shall be referred for final settlement to a firm of chartered accountants agreed upon by the parties, or failing agreement, by a firm nominated by the president for the time being of the Institute of Chartered Accountants in England and Wales. In making this determination the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties, and their fees shall be borne and paid by the Sellers and the Buyer in such proportions as they determine.





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5A         ESCROW

           Reference in this clause to each of the Buyer, the Company, SL and JK shall include their agents as appropriate.

5A.1 The Buyer shall procure that the Company shall undertake each of the obligations and have each of the rights in this clause as if expressly a party hereto. JK and SL agree to abide by this clause in turn, as if the Company was expressly a party hereto.

5A.2 When SL and JK request the Buyer in writing, (a) the Company and SL and the (b) Company and JK shall respectively make a claim for relief under Section 165 TCGA (for the purpose of this clause the "Claims") in relation to the transfers by SL and JK of the goodwill of the Business to the Company pursuant to the Deed of Gift in accordance with this clause.

5A.3 Each party may take such advice and appoint such agents as it thinks fit in relation to the Claims. All costs and expenses incurred by any party shall be for the account of the party who incurred them.

5A.4 The reasonable comments and suggestions of the Company shall be incorporated into the Claim, and JK and SL shall liaise and keep each other and the Company fully informed in relation to the Claim and give the other access to all documentation relating thereto at all reasonable times.

5A.5 JK and SL shall sign the Claim and submit the same to the Inland Revenue in accordance with clause 5.A.6 below (together with all documentation and information relevant to and necessary in order for the Inland Revenue to make a full and proper assessment of the Claim).

5A.6 The Claims, the tax returns and any amendments thereto of JK and SL for the year 6 April 1997 to 5 April 1998 shall be submitted to the Inland Revenue no later than 5 August 1998.

5A.7 Each party shall use all reasonable endeavours to ensure that the Claim is dealt with and agreed to by the Inland Revenue as early and as promptly as possible.



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

5A.8 In the event that all or any part of a Claim is disallowed by the Inland Revenue or is ineffective for any reason (whether statutory or otherwise), JK and SL will, on or before the due date for payment, pay to the Inland Revenue in full any capital gains tax arising as a result of the transfers contemplated by the Deed of Gift and in respect of which their respective Claims were made (together in the case of late payment, with any interest, fines and penalties thereon) and will provide the Company with evidence thereof and a copy of the acknowledgement of receipt of payment of the Inland Revenue.

5A.9 The conduct of any Claim with the Inland Revenue shall be by SL and JK (as appropriate) or their agents, if they so request the Company in writing, provided always that the Company shall be kept fully informed, copied in on all correspondence and entitled to attend all meetings in relation to the Claim and that in conducting the Claim no action will be taken which could prejudice the relationship of the Company with any Taxation Authority or which would be in breach of any law or regulation. All reasonable comments and suggestions of the Company shall be taken into account in the conduct of the Claim.

5A.10 The Company and its advisers will from time to time be entitled to see all documentation and correspondence relating to the Claim in order to satisfy itself that the Inland Revenue is fully apprised of all relevant facts.

5A.11 Pending their release in accordance with the provisions of this clause, the following items of the Consideration shall be held in escrow as set out below:

          (a)           the Consideration Shares issued pursuant to clause
                        3.1.2;

          (b) the additional consideration, if any, referred to in clause 4.1,

           collectively referred to as (the "Escrow Assets").

           If the Seller demonstrates to the reasonable satisfaction of the Buyer that the amount of the cash component of the Escrow Assets (being the additional consideration and the proceeds of any sale of the Consideration Shares made in accordance with Clause 5.A.12.1) is in excess of the amount which is reasonably required to satisfy any actual or potential liability under Section 282(1) TCGA in respect of the transactions effected by the Deed of Gift, the amount of such excess shall be paid to the Sellers forthwith on establishing the amount of the excess.


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5A.12      The Escrow Assets shall be held as follows:

5A.12.1 the certificates representing the Consideration Shares shall be held by the Sellers' Solicitors, who shall irrevocably undertake to hold the Consideration Shares in accordance with this agreement and shall only release them to either the Sellers or the Buyer, as appropriate, on the happening of the specified events as set out in clauses 5.A.14 to 5.A.16 inclusive below provided that the Sellers shall have the right to require the release of the Consideration Shares or any part thereof for the sole purpose of delivery to a buyer of such shares on arms' length terms and on condition that the full amount of all cash and all other consideration paid or payable for such shares is deposited in escrow with the Sellers' Solicitors in substitution for such released shares on the basis of this clause 5.A; and

5A.12.2 the cash component of the Escrow Assets, if any, shall be held in escrow by the Sellers' Solicitors, and released to either the Sellers or the Buyer on the happening of the specified events as set out in clauses 5.A.14 to 5.A.16 inclusive below.

5A.13 If on or prior to 2 March 2001 the Inland Revenue raises an assessment or informs the Company by any enquiry under section 9A(1) of the TMA, notice, claim, other document or in any other way, that it is or may be liable for Taxation as a result of any transaction under or contemplated by the Deed of Gift (whether under S.282 TCGA or otherwise in respect of capital gains tax or tax on chargeable gains), the Escrow Assets shall continue to be retained in escrow pending resolution of the issue.

5A.14 If Coopers and Lybrand (or SL and JK's respective tax agents at the relevant time) (at the Seller's expense) and SL and JK each certify in writing to the Company and the Buyer that neither SL or JK (not their respective tax agents) has on or prior to 29 February 2000 received any assessment for capital gains tax or any enquiry pursuant to Section 9A(1) of the Taxes Management Act 1970 ("TMA") in relation to the Claims (or either of them) or otherwise in relation to any potential liability to capital gains tax for JK and SL in respect of which the Company may be liable pursuant to or as a consequence of the Deed of Gift, and provided that clause 5.A.6 has been complied with, the Escrow Assets at that date will be released to the Sellers in the proportions in which the Consideration is payable to the Sellers under this agreement.

5A.15 If the Company is liable for any capital gains tax or tax on chargeable gains as a result of the Deed of Gift or as a result of the Claims failing or not being fully effective for any reason (whether primarily, under Section 282 TCGA, contract, statute or otherwise) then, without prejudice to its other remedies under the Deeds of Covenant or the agreement (but so that the Buyer shall not be paid an amount more than once in respect of the same matter), an amount (either in cash, or Consideration Shares (valued according to the closing price of the common stock of the Buyer on Nasdaq, as calculated from the daily official list, for the seven days up to and including the last dealing day prior to the date on which their release is permitted pursuant to this clause, and converted from dollars into pounds sterling at the closing exchange rate as quoted in the Wall Street Journal published for such last dealing day), or both) equal to that liability to Taxation (plus any interest, fines or penalties chargeable by the Inland Revenue thereon) shall be released from escrow to the Buyer or such person as the Buyer directs and the Buyer shall have no further liability to the Sellers for payment of that amount to the Sellers under this agreement or otherwise. In the event of any balance of Escrow Assets remaining after payment of the Taxation in terms of this clause, such balance shall be released to the Sellers.

5A.16 If at any time the Company receives written confirmation from the Inland Revenue which is satisfactory to the Company and the Buyer (in their reasonable opinion) (the "Confirmation") (which they shall be entitled to request from time to time) that either:

5A.16.1    the Claims are fully valid and effective; or

5A.16.2 all Taxation payable by SL and/or JK pursuant to the transfers contemplated or effected by the Deed of Gift (together with interest fines and penalties) has been paid in full; and that

5A.16.3 the Company is not and will not become liable under Section 282 TCGA for any Taxation as a result or in consequence of the transactions contemplated or effected by the Deed of Gift, the Escrow Assets will (but subject to any other provisions of this agreement) within 30 days of that receipt be released to the Sellers (in the proportions in which the Consideration is payable to the Sellers under this agreement).

5A.17 Save as expressly provided in this clause, any rights of the Company under this clause are without prejudice to its general rights under this agreement and the Deeds of Covenant.

5A.18 The payment of a sum to the Company in accordance with clause 5.A.14 in or towards satisfaction of a Claim shall not prejudice or affect the other rights and remedies of the Company or the Buyer for the purpose of recovering amounts due from the Sellers and not satisfied by payments made out of the Escrow Assets.

5A.19 The interest accrued on the cash component of the Escrow Assets shall belong to, and may be paid out to, the Sellers.

5A.20 All dividends declared and paid in respect the Consideration Shares shall belong to, and shall be paid to, the Sellers.

6          CONDITIONS AND RESCISSION

6.1 This agreement shall cease to have effect and neither party shall have any claim under it against the other, except in respect of a prior breach, if:

6.1.1. by Completion the Buyer notifies the Sellers, or the Sellers' Solicitors, that it is not satisfied with the results of an inspection and investigation carried out as to the title of the Company and/or Loryt to its assets;

6.1.2 by Completion a resolution has not been passed by the Board of the Buyer approving the purchase of the Shares and creating and giving authority for the issue of the Consideration Shares; or

6.1.3 by Completion the Buyer shall not have satisfied itself of the projected fulfilment by the Business of the following financial requirements:

           6.1.3.1 the minimum pro forma EBIT for the twelve months ending 31 January 1999 will be (pound)1 million; and

           6.1.3.2 the minimum projected revenues for the twelve months ending 31 January 1999 will be (pound)7 million.

6.2 The parties shall use their best endeavours to satisfy, or procure satisfaction of, the conditions specified in clauses 6.1.2 and 6.1.3.

6.3 The Buyer may rescind this agreement by notice to the Sellers or the Sellers' Solicitors if, prior to Completion:

6.3.1 a government or a governmental or supranational agency institutes or threatens proceedings, or a court order or application is made to restrain, prohibit or otherwise challenge this agreement or to take action as a result of its implementation; or

6.3.2 it appears that any of the Warranties is not, or was not, correct, or an act or event occurs which, had it occurred on or before today's date, would have constituted a breach of the Warranties, or if there is a material breach or non-fulfilment of the Warranties which (being capable of remedy) is not remedied prior to Completion.

6.4 Buyer may, in its absolute discretion, waive any condition contained in this clause which has been included for its benefit, or may waive any condition on condition that both or either of the Sellers give, on Completion, a written undertaking to the Buyer in such form and substance as it requires. The Sellers shall duly and punctually comply with the undertaking.

7          CONDUCT OF BUSINESS PENDING COMPLETION

           Pending Completion, unless otherwise agreed with the Buyer, the ellers and JK and SL shall:

7.1 procure that the Business is carried on in the same manner as prior to today's date;

7.2 use their best endeavours to procure that the employees and customers of the Company continue to be employed by and have dealings with the Company; and

7.3        procure that the Company and Loryt do not:

7.3.1 create or issue share or loan capital or grants an option in respect of their share or loan capital;

7.3.2 create, extend, grant or issue any mortgage, charge, debenture or other security;

7.3.3      declare, make or pay a dividend or other distribution;

7.3.4 enter into a long-term (being longer than 12 months) or abnormal contract, other than leases for properties to be let or licensed in the ordinary course of business;

7.3.5 enter into a contract involving capital expenditure or a capital commitment in excess of (pound)1,000 in any one case or (pound)5,000 in aggregate (Company only);

7.3.6      enter into any contract (Loryt only);

7.3.7 depart from the usual course of its business or make a material change in the nature of, or cease carrying on, its business;

7.3.8 pass a resolution of their members in general meeting or make an alteration to their memorandum or articles of association;

7.3.9 pay any of their directors, officers or employees increased remuneration or other or additional emoluments or benefits;

7.3.10 acquire assets on hire purchase or deferred sale terms, otherwise than in the ordinary course of business;

7.3.11     dispose of fixed assets;

7.3.12 permit liens to arise on any of their assets, otherwise than in the ordinary course of business;

7.3.13     write off or release any debts;

7.3.14 knowingly permit any of their normal insurances to lapse or do anything to make a policy of insurance void or voidable;

7.3.15 do, procure or allow anything which may cause or constitute a breach of the Warranties; or

7.3.16     agree to do any of the above.

8          COMPLETION

8.1 Completion shall take place at the offices of the Sellers' Solicitors on or before 28 February 1998 when, subject to clause 8.9, all the transactions mentioned in clauses 8.2 to 8.6 shall take place.

8.2        The Sellers (and JK and SL, where appropriate) shall deliver to the
           Buyer:

8.2.1 completed and signed transfers in favour of the Buyer, or as it may direct, of the Shares, together with the relative share certificates;

8.2.2 the Deeds of Covenant executed RESPECTIVELY by the Sellers and JK and SL;

8.2.3 the resignations of the directors and the secretaries from their respective offices in the Company and Loryt with a written acknowledgement from each of them, executed as a deed in such form as the Buyer requires, that he has no claim against the Company and/or Loryt in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other ground;

8.2.4 the resignations of the auditors of the Company and Loryt, if any, confirming that they have no outstanding claims and containing a statement under s394 (1) CA that there are no such circumstances as are mentioned in that section;

8.2.5 if the Buyer so requires, a waiver executed as a deed by each of the members of the Company and Loryt of any pre-emption or other rights which he has, under the articles of association of the Company and/or Loryt or otherwise, in relation to the transfer of the Shares to the Buyer; and

8.2.6 if the Buyer so requires, a power of attorney executed by each of the Sellers, and JK and SL, in favour of the Buyer empowering the Buyer to exercise the Sellers' rights as shareholders of the Company and/or JK and SL's rights as shareholders of Loryt pending the stamping and registration of the transfers referred to in clause 8.2.1.

8.3        There shall be delivered or made available to the Buyer:

8.3.1 the statutory books, books of account, business records (including records relating to VAT) and documents of record of the Company and Loryt, complete and up to date, and their certificates of incorporation and common seals;

8.3.2      the lease documents of the Properties;

8.3.3 the current cheque books of the Company and Loryt, together with current statements of all their bank accounts with a reconciliation to Completion, and the appropriate forms to amend, in such manner as the Buyer requires, the mandates given to the relevant bank; and

8.3.4 written confirmation from the Sellers and, in the case of Loryt, JK and SL, that there are no obligations or liabilities (whether actual, contingent or prospective) given or owned by the Company or Loryt as appropriate in favour of any Related Person, and that, after compliance with clause 8.4, none of the Related Persons will be indebted to the Company or Loryt as appropriate and the Company or Loryt as appropriate will not be indebted to them.

8.4 The Sellers (in respect of the Company) and JK and SL (in respect of Loryt) shall repay, or procure to be repaid:

8.4.1 all amounts owing at Completion to the Company or by Loryt, as the case may be, from Related Persons, whether due for payment or not; and

8.4.2 all amounts owing at Completion by the Company or by Loryt, as the case may be, to Related Persons, whether due for payment or not.

8.5 JK and SL shall enter into employment contracts with the Company in the Agreed Forms.

8.6        Board meetings of the Company and Loryt shall be held at which:

8.6.1      William Hullett and Mark Gagne are appointed additional directors;

8.6.2 the transfers referred to in clause 8.2.1 are approved (subject to stamping); and

8.6.3 the resignations referred to in clauses 8.2.3 and 8.2.4 are submitted and accepted.

8.7        Upon completion of the matters referred to in clauses 8.2 to 8.6:

8.7.1 the Buyer shall deliver to the Sellers' Solicitors by telegraphic transfer the sum of (pound)3,285,000 in respect of the Cash Consideration; and

8.7.2 an additional copy of this agreement shall be executed for registration under the Restrictive Trade Practices Act 1976.

8.8 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement.

8.9 The Buyer may, in its absolute discretion, waive any requirement contained in clauses 8.2 to 8.6, or may waive any requirement on condition that all or any of the Sellers give, on Completion, a written undertaking to the Buyer in such form and substance as it requires. The Sellers shall duly and punctually comply with the undertaking.

8.10 If any of the transactions set out in clauses 8.2 to 8.6 does not take place as provided, the Buyer may rescind this agreement without prejudice to its other remedies.

9          WARRANTIES AND INDEMNITY BY THE SELLERS

9.1        Each of the Sellers jointly and severally warrant to the Buyer that:

9.1.1 each Seller has full power and authority to enter into and perform this agreement and the Deed of Covenant which constitute, or when executed will constitute, binding obligations on it in accordance with their respective terms;

9.1.2 the Company Shares constitute the whole of the issued and allotted share capital of the Company;

9.1.3 there is no pledge, lien or other encumbrance on, over or affecting the Company Shares and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made by any person to be entitled to any of the foregoing; and

9.1.4 the Sellers will be entitled to transfer the full, legal and beneficial ownership of the Company Shares to the Buyer on the terms of this agreement without the consent of a third party.

9.2        JK and SL jointly and severally warrant to the Buyer that:

9.2.1 they have full power and authority to enter into and perform this agreement which constitute, or when executed will constitute, binding obligations on them in accordance with their respective terms;

9.2.2 the Loryt Shares constitute the whole of the issued and allotted share capital of Loryt;

9.2.3 there is no pledge, lien or other encumbrance on, over or affecting the Loryt Shares and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made by any person to be entitled to any of the foregoing; and

9.2.4 JK and SL will be entitled to transfer the full, legal and beneficial ownership of the Loryt Shares to the Buyer on the terms of this agreement without the consent of a third party.

9.3 Each of the Sellers, James Koe and Samantha Luff (the "Warrantors") jointly and severally warrant to the Buyer that:

9.3.1 the Company has no liabilities or obligations (whether actual, contingent, prospective or otherwise) other than those which are expressly specified in the Disclosure Letter and reflected in the Completion Accounts;

9.3.2 except as fully and fairly set out in the Disclosure Letter, the Warranties are true and accurate in all respects and will continue to be so on each day up to and including the day of Completion with reference to the facts and circumstances from time to time applying;

9.3.3 the contents of the Disclosure Letter, and the accompanying documents, are accurate and fully and clearly disclose everything to which they relate; and

9.3.4 Loryt is dormant and has no liabilities or obligations (whether actual, contingent, prospective or otherwise) other than those which are expressly specified in the Disclosure Letter; and

9.3.5      the contents of Schedule 1 are true and accurate in all respects.

9.4 The Warrantors shall promptly disclose in writing to the Buyer anything which arises, or becomes known to him, prior to Completion and is inconsistent with the Warranties or the contents of the Disclosure Letter, or which would result in the Warranties not being accurate at Completion with reference to the facts or circumstances then applying, or which might be material to be known by a Buyer for value of the Shares.

9.5 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause governs or limits the extent or application of any other clause.

9.6 None of the information supplied by the Company or Loryt or their professional advisers to the Sellers or JK or SL, or their agents, representatives or advisers, in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company or Loryt, shall be deemed a representation as to its accuracy by the Company or Loryt to the Sellers or JK or SL, and the Sellers and JK and SL waive the claims against the Company and Loryt which they might otherwise have in respect of it.

9.7 The Warrantors jointly and severally undertake to the Buyer (for itself and as trustee for Loryt) to indemnify it and Loryt against diminution in the value of the assets of, and payments necessarily made or required to be made by, Loryt or the Buyer as a result of or in connection with a breach of the Warranties, or required to put Loryt in the position in which it would have been had there been no breach of the Warranties, and against any resulting costs and expenses reasonably incurred by it. This indemnity is without prejudice to other rights and remedies of the Buyer in relation to the breach.

9.8 The Warrantors warrant, in relation to any Warranty which refers to the knowledge, information or belief of the Warrantors, that they have made full enquiry into the subject matter of the Warranty and that they do not have the knowledge, information or belief in question.

9.9 Without prejudice to the Deed of Covenant the Warrantors undertake to the Buyer (for itself and as trustee for the Company) to indemnify it and the Company forthwith on demand in respect of any loss, expense, reduction in value of any asset or other damage or liability, save as permitted in clause 7 or reflected in the Completion Accounts, assessed in each case on a party and party basis which it or the Company may incur or suffer as a result of or in connection with:

9.9.1 any transaction effected by the Company or the Partnership or act or omission of the Company or the Partnership prior to Completion;

9.9.2 the gift of the Business from the Partnership to the Company or any transaction to which Related Persons are a party being challenged (whether the challenge relates to a sale constituting a transaction at an undervalue or otherwise);

9.9.3 any payment being made by the Company to or in respect of creditors of the Business as at Completion which is not included as a liability in the Completion Accounts;

9.9.4 any pension contribution made or agreed to be made by a Related Person at or before Completion being unlawful or in excess of any amount permitted by the Inland Revenue; and

9.9.5 any allotment, issue, redesignation, transfer, capitalisation or other dealing in or of any share or other securities or purchase of own shares or other securities by or of the Company or any Related Person (or any alteration of the share capital of any of them effected in each case at or before Completion).

9.9.6 any claim made by any employee of the Company or the Partnership arising out of any acts of omissions of the Sellers, the Partnership or the Company.

9.10 Each of the Warranties shall continue in full force notwithstanding Completion.

9.11 A failure by the Buyer to exercise, and/or a delay in exercising, a right or remedy in respect of a Warranty shall not operate as a waiver of the right or remedy or the Warranty. A single or partial exercise of a right or remedy shall not preclude other or further exercise of the right or remedy, or the exercise of another right or remedy.

9.12 The rights and remedies of the Buyer in respect of a breach of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Company or Partnership except in respect of specific circumstances revealed by such investigation which the Buyer or its advisors knows constitute a breach of a Warranty by any failure to exercise or delay in exercising a right or remedy or by any event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of a right or remedy shall preclude a further or other exercise.

9.13 Notwithstanding any rule of law or equity to the contrary, a release, waiver or compromise or other arrangement which the Buyer agrees to or effects in relation to one of the Warrantors in connection with this agreement, and in particular the Warranties, shall not affect the rights and remedies of the Buyer as regards any other of the Warrantors.

9.14 Notwithstanding anything in this Agreement to the contrary the Warrantors shall not be liable for any claim or claims under this Agreement (other than in relation to the Taxation Warranties, where the limitations in clause 3 of the Deed of Covenant alone shall apply), unless:

9.14.1 written particulars thereof giving such details as are then available to the Buyer of the specific matters in respect of which such claim is made shall have been given to the Warrantors within a period of three years after the date hereof in respect of the claims;

9.14.2 proceedings are issued and served on the Warrantors within 12 months of the particulars referred to in Clause 9.14.1 being given to the Warrantors; and

9.14.3 the amount of the claim exceeds (pound)5,000 and of all claims brought in accordance with the foregoing shall exceed (pound)30,000 in aggregate in which event all of such amount shall be subject to such claims, and not just the excess thereof.

9.15 The maximum aggregate liability of the Warrantors in respect of all claims whether under this Agreement or the Deeds of Covenant shall not exceed a sum equal to the total Consideration:

9.15.1 the maximum aggregate liability of Sunnygate and JK in respect of all claims whether under this agreement or under the Deed(s) of Covenant shall not exceed a sum equal to 55% of the total Consideration;

9.15.2 maximum aggregate liability of Crystalsea and SL in respect of all claims whether under this agreement under the Deed(s) of Covenant shall not exceed a sum equal to 45% of the total Consideration.

9.16 Any payments made by the Warrantors in satisfaction of any claim for breach of this Agreement or a claim made under the Deed of Covenant shall be deemed to be paid as a reduction in the Consideration.

9.17 The Warrantors shall not be liable for any claim in respect of a breach of this Agreement:

9.17.1 where the claim would not have arisen but for a voluntary act or omission which could have been avoided or made by the Buyer or any of its Associates or the Company after Completion otherwise than in the ordinary course of business and which the Buyer ought reasonably to have been aware could give rise to a claim; or

9.17.2 where an amount payable in respect of a claim is increased by reason of the Buyer or the Company failing after due warning to act in accordance with the written instructions or request of the Warrantors to the extent of such increase.

9.18 If the Buyer shall make a claim under this Agreement or a claim shall be made under a Deed of Covenant in respect of the same liability the Warrantors shall not be liable for more than the full amount of such liability.

9.19 Notification of claims by the Buyer shall be made to the Warrantors as soon as reasonably practicable after the facts giving rise to any such claim come within the knowledge of the Buyer.

9.20 Where the Buyer or the Company has any claim against any third party in relation to any matter in respect of which there shall have been a breach or alleged breach of this Agreement or a Deed of Covenant or where the Buyer or the Company receives any claim from a third party which may result in the Buyer having a claim against the Warrantors in respect of this Agreement or a Deed of Covenant the Sellers shall be entitled to take any action and require the Buyer and the Company to take any action they may reasonably request to prosecute or resist such claim as the case may be in the name of the Buyer or the Company (as appropriate), provided that the Sellers indemnify the Buyer or the Company or Loryt to their satisfaction for any damages or losses incurred in following the request of the Sellers and provided that such action is at the expense of the Sellers. The Sellers shall further be entitled at their own expense to conduct any appeal, dispute, application for deferment and other forms of objection, compromise or defence thereof and of any incidental negotiations and the Buyer shall and shall procure that the Company shall give the Sellers all co-operation, access and assistance for the purpose of considering prosecuting or resisting (as the case may be) such claim as they may reasonably require.

9.21 The amount of any liability of the Warrantors shall be reduced by the amount actually recovered from the said third party in respect of the claim against it and by the amount of any relief from Taxation directly attributable thereto.

9.22 The Buyer undertakes to retain or to procure the retention by the Company of all such books, records, accounts, correspondence and other papers of the Company as are likely to be material in the context of the liability of the Warrantors under this Agreement or the Deed of Covenant during the subsistence of the liability of the Warrantors.

10         ASSIGNMENT AND SUCCESSIONS

10.1 If any of the Shares are transferred, the benefit of the Warranties may be assigned to the transferee provided that it is an Associate of the Buyer who shall accordingly be entitled, for so long as it continues to be an Associate of the Buyer, to enforce them against the Sellers as if he were named in this agreement as the Buyer.

10.2 The Sellers may transfer any of their rights under this agreement provided that no such transfer shall effect any liability they may have in respect of any obligation under this agreement, including the obligation to make any payment pursuant to clause 9 or Schedule 2 of this agreement or under the Deed(s) of Covenant.

10.3 This agreement binds each party's successors and assigns and personal representatives (as the case may be).

10.4 Except as expressly provided above in clause 10.1, none of the rights of the parties under this agreement or the Warranties may be transferred.

11         RESTRICTIVE AGREEMENT

11.1 To assure to the Buyer the full benefit of the Business and goodwill of the Company and Loryt, each of JK and SL undertakes by way of further consideration for the obligations of the Buyer under this Agreement as a separate and independent agreement that he will not, directly or indirectly:

11.1.1 disclose to another person, or himself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, any Confidential Information of which he has knowledge by reason of or in connection with this agreement or his employment by the Company;

11.1.2 at any time during the Restricted Period or, if ending on a date later than the end of the Restricted Period, during the Restricted Post Employment Period:

           11.1.2.1 hold a Material Interest in any business the same as or in competition with the Business and/or BridgeStreet Business in any country in which the BridgeStreet Business shall operate as at the Start Date;

           11.1.2.2 hold a Material Interest in any business the same as or in competition with the Business and/or BridgeStreet Business in any town or city in which the Company, the Buyer or any Associate of either of them has formulated plans to commence operations, directly or indirectly, within 12 months of the Start Date;

           11.1.2.3 in relation to any business the same as or in competition with the Business and/or BridgeStreet Business perform or supply any services or supply goods to any person, firm or company who shall have been a client or customer of the Company as at the Start Date or at any time during the 12 month period immediately prior to the Start Date;

           11.1.2.4 in relation to any business the same as or in competition with the Business and/or BridgeStreet Business canvass, solicit or approach or cause to be canvassed, solicited or approached for the purpose of obtaining business, orders, or custom any person, firm or company who shall have been a client or customer of the Company or the Partnership as at the Start Date or at any time during the 12 month period immediately prior to the Start Date; or

           11.1.2.5 in relation to any business the same as or in competition with the Business and/or BridgeStreet Business offer employment to or employ or offer or conclude any contract for services with any Senior Executive with whom the relevant Partner had had contact or dealings within the 12 months prior to the Start Date or facilitate the making of such an offer by any person, firm or company;

           For the purposes of this clause 11.1.2 "customers" shall include prospective customers to whom the Company has either made a specific proposal for that prospective customer which is capable of acceptance or has given them an unconditional offer and from whom it has not received acceptance of that offer.

11.2 The Partners agree that the covenants and undertakings contained in clause 11.1 are reasonable and are entered into for the purpose of protecting the goodwill of the Business of the Company and that accordingly, the benefit of the covenants and undertakings may be assigned by the Buyer and its successors in title without the consent of the Partners to any transferee of the Shares.


11.3 Each covenant and undertaking contained in clause 11.1 shall be construed as a separate covenant or undertaking. If one or more of them is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind the Partners.

11.4 If a covenant or undertaking contained in clause 11.1 is void but would be valid if the period of application were reduced or if some part of it were deleted, the covenant or undertaking in question shall apply with such modification as is necessary to make it valid.

12         ANNOUNCEMENTS

12.1 No announcement shall be made by the Sellers in relation to this agreement, except as specifically agreed between the parties. The Buyer shall be entitled to make, at its sole discretion, such announcements as it deems fit.

12.2 If this agreement ceases to have effect, the Buyer shall release and return to the Company all documents (including information in electronic form) concerning it provided to the Buyer or its advisers in connection with this agreement and will not use or make available to another person information which it or its advisers have been given in respect of the Company and which is not in the public domain.

13         INFORMATION

           The Sellers shall procure that, prior to Completion, the Buyer, its agents, representatives, accountants and solicitors are given promptly on written request all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company, and of the documents of title and other evidence of ownership of their assets, as the Buyer reasonably requires in writing.

14         COSTS

           Expenses incurred by or on behalf of the parties, including the fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement, shall be borne by the party who incurred the liability, and the Company shall not have any liability for them, either prior to or post Completion.

15         TIME OF THE ESSENCE

           Time is of the essence of this agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which, by agreement in writing between or on behalf of the Sellers and the Buyer, are substituted for them.

16         COMMUNICATIONS

16.1 All communications between the parties with respect to this agreement shall:

16.1.1 be delivered by hand, or sent by airmail post to, the address of the addressee as set out in this agreement or to such other address as the addressee notifies for the purpose of this clause; or

16.1.2 be sent by fax to the fax number stated below or as notified for the purpose of this clause.

16.2       Communications shall be deemed to have been received as follows:

16.2.1     (if sent by airmail post) five business days after posting;

16.2.2 (if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a business day, and otherwise on the next business day;

16.2.3 (if sent by fax) at the time of transmission, if received at least two hours before the close of business hours on a business day, and otherwise on the next business day.

           For this purpose, "business day" means a day on which the clearing banks in the City of London are open for business and "business hours" means between the hours of 09.00 and 18.00 inclusive, local time.

16.3 Communications to the Sellers which are delivered or sent in accordance with clause 16.1 to the Seller who is first named in this agreement shall be deemed to have been sent to both Sellers, and shall also be copied to Mr R Foster, Farrer & Co, 66 Lincoln's Inn Fields, London WC2A 3LH.

16.4 Communications addressed to the Buyer shall be marked for the attention of Mark Gagne, copied to Mr N Eisenberg, Berwin Leighton, Adelaide House, London Bridge, London EC4R 9HA.

16.5       The fax numbers referred to in clause 16.1 are:

                          for the Sellers:  01624 689601

                          for the Buyer: 00 1 440 542 0317.

17         INVALIDITY

           If a term in or provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

18         RESTRICTIVE TRADE PRACTICES ACT

           If this agreement is registrable under the Restrictive Trade Practices Act 1976 ("the Act") no provision contained or implied in this agreement which constitutes a relevant restriction for the purposes of the Act shall come into effect until the day after particulars of this agreement have been furnished to the Director General of Fair Trading in accordance with the Act. In this clause, "this agreement" includes any deed, agreement or arrangement which together with this document constitutes a single agreement for the purposes of the Act.

19         COUNTERPARTS

           This agreement may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

20         PROPER LAW

           The construction, validity and performance of this agreement are governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

           Signed and delivered as an agreement on the date of this document by the parties, or their duly authorised representatives on the date of this agreement.

                                   SCHEDULE 1

                                     PART 1
                             DETAILS OF THE COMPANY

COMPANY NUMBER:               3418582

DATE OF INCORPORATION:        13 August 1997


SHARE CAPITAL:                AUTHORISED                                 ISSUED
                              100 ordinary shares of (pound)1 each       100 ordinary shares of (pound)1 each


REGISTERED OFFICE:            7 Cheval Place
                              Knightsbridge
                              London SW7 1EW

DIRECTORS:                    James Koe
                              Samantha Luff


SECRETARY:                    Samantha Luff

SHAREHOLDERS                  Crystalsea Ltd                        45 ordinary shares of (pound)1 each
                              Sunnygate Ltd                         55 ordinary shares of (pound)1 each

                                   SCHEDULE 1

                                     PART 2

                                DETAILS OF LORYT

COMPANY NUMBER:                2267730

DATE OF INCORPORATION:         15 June 1988

SHARE CAPITAL:                 AUTHORISED                                   ISSUED

                               10,000 ordinary shares of (pound)1 each      100 ordinary shares of (pound)1 each

REGISTERED OFFICE:             7 Cheval Place, Knightsbridge,
                               London SW7 1EW

DIRECTORS:                     James Koe
                               Samantha Luff
                               Michael Koe

SECRETARY:                     Samantha Luff

SHAREHOLDERS:                  James Koe                               55 ordinary shares of (pound)1 each
                               Samantha Luff                           45 ordinary shares of (pound)1 each

                                   SCHEDULE 2
                                   WARRANTIES

                                     PART 1
                                    ACCOUNTS

1          ACCOUNTING REFERENCE DATE

           The accounting reference date of the Company for the purposes of s224 CA is and has always been 30 April.

2          BOOK DEBTS

           The Company has no book debts, save as set out in Schedule 6, which is to be adjusted upon finalisation of audit.

3          BOOKS AND RECORDS

           The accounts, books, ledgers, financial and other records of the Company and Loryt and the Business:

3.1        are in its possession or held to its order;

3.2        have been fully and accurately kept;

3.3        do not contain material inaccuracies; and

3.4 show a true and fair view of its trading transactions and its financial, contractual and trading position.


                                     PART 2
                                CORPORATE MATTERS

1          DIRECTORS AND SHADOW DIRECTORS

1.1 only directors of the Company and Loryt (including shadow directors (within the meaning of s741 CA)) are the persons whose names are listed in relation to the Company and Loryt in schedule 1.

2          SUBSIDIARIES, ASSOCIATIONS AND BRANCHES

2.1        Neither the Company nor Loryt:

2.1.1 is the holder or beneficial owner of or has agreed to acquire share or loan capital of a body corporate; or

2.1.2 has outside the United Kingdom a branch, agency or place of business, or a permanent establishment (as that expression is defined in the relevant double taxation relief order).

2.2        There are no Subsidiaries of the Company or Loryt.

3          OPTIONS OVER THE COMPANY'S OR LORYT'S CAPITAL

           Except as required by this agreement, there are no agreements or arrangements in force which provide for the issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, share or loan capital of the Company or Loryt (including an option or right of pre-emption or conversion).

4          ISSUES OF CAPITAL

4.1        None of the Shares was issued at a discount.

4.2 Save for the Shares, no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company or Loryt since 31 December 1996.

5          TRANSFERS OF SHARES

           None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of sections 238 or 339 of the Insolvency Act 1986).

6          SINGLE MEMBER COMPANIES

           Neither the Company nor Loryt has ever had only one member.

7.         COMMISSIONS

           No one is entitled to receive from the Company or Loryt a finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

8          MEMORANDUM AND ARTICLES OF ASSOCIATION, STATUTORY BOOKS AND
           RESOLUTIONS

8.1 The copy of the memorandum and articles of association of the Company and Loryt attached to the Disclosure Letter is accurate and complete and has embodied in it, or annexed to it, a copy of every resolution which is referred to in s380 CA.

8.2 The register of members and other statutory books of the Company and Loryt have been properly kept and contain an accurate and complete record of the matters with which they should deal.

8.3 No notice or allegation has been received that the statutory books of the Company or Loryt are incorrect or should be rectified.

8.4 Since incorporation no alteration has been made to the memorandum or articles of association of the Company and Loryt and no resolution of the shareholders of the Company or Loryt has been passed (other than resolutions relating to routine business at annual general meetings).

8.5 Neither the Company nor Loryt has passed an elective resolution, under s379A CA, which remains in force.

8.6 Notice of any written resolution passed or to be passed by the Company or Loryt on or after 1 April 1990 was duly given to its auditors in accordance with s381 CA and no notice of objection was given by the auditors.

9          DOCUMENTS FILED

9.1 All returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies, or other authority, in respect of the Company or Loryt have been duly filed and were correct.

9.2 Both the Company and Loryt have complied with the Companies Acts, and other legal requirements, in connection with its formation, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

9.3 All charges in favour of the Company or Loryt have (if appropriate) been registered in accordance with ss395, 409, 410 and 424 CA.

10         POSSESSION OF DOCUMENTS

           All title deeds and other documents indicating title relating to the Assets, and an executed copy of all agreements to which the Company or Loryt is a party, and the original copies of all other documents which are owned by, or which ought to be in the possession of, the Company or Loryt are in its possession or held to its order.

11         INVESTIGATIONS

           No investigations or enquiries by, or on behalf of, a governmental or other body in respect of the affairs of the Company or Loryt are taking place or pending.

12         INFORMATION DISCLOSED TO BUYER CORRECT

12.1 All information given by any of the Sellers, JK, SL, the Sellers' Solicitors or Accountants or the auditors of the Company to the Buyer, the Buyer's Solicitors or the Buyer's Accountants relating to the business, activities, affairs, or assets or liabilities of the Business, the Company and Loryt, as listed in the Disclosure Letter, was, when given, and remains accurate and complete.

12.2 There is nothing material in relation to the assets, business or financial condition of the Company or Loryt, of which the Warrantors are aware, which has not been fully and fairly disclosed in writing to the Buyer, the Buyer's Solicitors or the Buyer's Accountants and which, if disclosed, might reasonably have been expected to affect the decision of the Buyer to enter into this agreement.

                                     PART 3

                                    TAXATION

In this Part 3 references to the Company mean each of London Life Apartments Limited and Loryt (1) Limited save where expressly stated to the contrary.

1          ADMINISTRATION

1.1 All returns, notifications, computations and payments which should have been made or given by the Company for Taxation purposes were made or given within the requisite periods and are up to date, correct and on a proper basis; and none of them is, or is likely to be, the subject of a dispute with a Taxation authority.

1.2 All particulars furnished to the Taxation authorities, in connection with the application for a consent or clearance on behalf of the Company, or affecting the Company, fully and accurately disclosed all everything material; the consent or clearance is valid and effective; and the transaction for which consent or clearance was obtained has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

1.3        The Company has not:

1.3.1 been the subject of an investigation, discovery or access order by or involving a Taxation authority and there are no circumstances which make it likely that an investigation, discovery or order will be made;

1.3.2 paid or, since incorporation, become liable to pay a penalty or interest charged under a Taxation statute.

1.4 The Company has properly operated the PAYE system, by duly deducting tax and national insurance contributions from all payments made, or treated as made, to its employees or former employees, and accounting to the Inland Revenue for the tax and national insurance contributions deducted and for tax chargeable on benefits provided for its employees or former employees.

1.5 The Company has sufficient records relating to past events to calculate the liability to Taxation or relief from Taxation which would arise on a disposal or realisation of assets or a discharge of liabilities.

1.6 The Company has complied with the following sections, and the regulations made under them, and has made and accounted for the deductions and retentions which they specify or require:

1.6.1     s78 TMA (method of charging non-residents) and s79 (profits from branch or agency);

1.6.2      s43 ICTA (non-residents);

1.6.3 s349 ICTA (payments not out of profits or gains brought into charge to income tax and annual interest);

1.7 No elections are in force in relation to the Company under s247 ICTA (dividends etc paid by one member of a group to another).

1.8 The Company has not received a notice under s23 ICTA (collection from lessees and agents) which is outstanding.

1.9        All Taxation which ought to have been paid has been paid.

1.10 The Company is and has always only been resident for Taxation purposes in the United Kingdom and has not been and is not subject or liable to Taxation in any other jurisdiction.

1.11 The Company does not and has never held any shares in any other company.

1.12 The Company was incorporated on 13 August 1997. Since that date the only transactions to which it was a party were:

1.12.1     the transactions pursuant to the Deed of Gift; and

1.12.2 carrying on the normal Business as acquired pursuant to the Deed of Gift.

1.13 The Disclosure Letter sets out details of all arrangements between the Company and any Taxation authority.

1.14 There are no circumstances whereby the Company is or may become liable for a Taxation liability of any other person.

1.15 The deferred tax liability of the Company is not more than (pound)1,500,000.

1.16 The tax computations of the Business for the last three years are set out in the Disclosure Letter.

1.17 Loryt (1) Limited is a dormant company and has no liability to income or corporation tax or in respect of supplies for VAT purposes.

2          TAXATION CLAIMS, LIABILITIES AND RELIEFS

2.1 The Disclosure Letter contains full and accurate details of all matters relating to Taxation in respect of which the Company (either alone or jointly with another person) is, or at Completion will be, entitled:

2.1.1 to make a claim (including a supplementary claim) for, disclaimer of or election for relief under a Taxation statute;

2.1.2 to elect to treat machinery or plant as a short-life asset within s37 CAA (election for certain machinery or plant to be treated as short-life assets).

2.2 The Company has not, nor will become liable to pay, or to reimburse or indemnify any person in respect of Taxation in consequence of the failure by another person to discharge that Taxation, where the Taxation relates to a profit, income or gain arising or deemed to have arisen or anything occurring or deemed to have occurred (whether wholly or partly) prior to Completion.

2.3 No relief from Taxation has been claimed or given to the Company, which could be withdrawn, postponed or restricted as a result of anything arising or occurring at or after Completion.

3          DISTRIBUTIONS AND DEDUCTIBILITY OF PAYMENTS

3.1 The Company has not since incorporation paid any dividend or made any distribution.

3.2 The Company has not repaid, or agreed to repay, or redeemed, or agreed to redeem, shares, or capitalised or agreed to capitalise profits or reserves in the form of redeemable shares or debentures.

3.3 No rents, interest, annual payments or other sums of an income nature paid, or payable, since incorporation by the Company, or which the Company is under an obligation to pay are or may be wholly or partially disallowable as deductions in computing profits or as charges against profits for the purposes of corporation tax by reason of:

3.3.1      s74 ICTA (general rules as to deductions not allowable);

3.3.2      s338 ICTA (allowance of charges on income and capital);

3.3.3      s770 ICTA (sales etc at an undervalue or overvalue);

3.3.4      ss779 to 785 ICTA (leased assets);

3.3.5      s787 ICTA (restriction of relief for payments of interest);

           or otherwise.

3.4 The Company has not received a capital distribution to which s189 TCGA (capital distribution of chargeable gains: recovery of tax from shareholder) could apply.

3.5 The Company has not incurred expenditure which was not or will not be wholly deductible in computing, or against, profits as a trading expense or expense of management, or as a charge on income, or in computing income for the purposes of schedule A, except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade, details of which are set out in the Disclosure Letter.

4          CARRY-FORWARD OF LOSSES AND ACT

4.1 There has not been in the past three years a major change in the nature or conduct of the trade or business of the Company such as might prevent the carry forward or back of advance corporation tax, trading losses or excess management expenses.

5          LOAN RELATIONSHIPS

5.1 Where the Company which is a party to a loan relationship (within the meaning of, s81 FA 1996 (meaning of "loan relationship" etc)), it uses as respects the loan relationship in its statutory accounts a basis of accounting which is or equates to an authorised accounting method under s85 FA1996 (authorised accounting methods).

5.2 The Company has not, in respect of a loan relationship within the meaning of s81 FA 1996 (meaning of "loan relationship" etc), applied:

5.2.1 an authorised accounting method inconsistently or otherwise in a materially different way in successive accounting periods; or

5.2.2 used a different authorised accounting method for the same or successive accounting periods;

           as provided by s89 FA 1996 (inconsistent application of accounting methods).

5.3 The Company is not required to use an authorised accruals basis of accounting as respects a creditor relationship by virtue of s87 FA 1996, (accounting method where parties have a connection).


5.4 The Company has not received a payment of interest on which it bore income tax by deduction and in relation to which interest a credit has been brought into account for the purchasers of Ch II FA 1996 (loan relationships) for an accounting period ending more than two years before the date of the receipt.

5.5 The Company is not subject to a restriction as to the amount of the loss that it may bring into account in respect of a loan relationship by virtue of Schedule 9, para 10 FA 1996 (imported losses etc).

5.6 The Company has not acquired or disposed of rights or liabilities in respect of a loan relationship where the company from which it made the acquisition or to which it made the disposal was a member of the same group companies within the meaning of Schedule 9 para 12 FA 1996 (continuity of treatment: groups etc).

5.7 The Company has not been a party to a loan relationship which had an unallowable purpose within the meaning of Schedule 9 para 13 FA 1996 (loan relationships for unallowable purposes).

6          CLOSE COMPANIES

6.1 The Company has not, since incorporation, made a distribution within s418 ICTA (`distribution' to include certain expenses of close companies).

6.2 The Company has not made or agreed to make a loan or advance within Pt XI, Ch II ICTA (charges to tax in connection with loans) or, since incorporation, released or written off the whole or part of the debt in respect of such a loan or advance.

7          CAPITAL ALLOWANCES

7.1 All expenditure which the Company has incurred or may incur under a subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the relevant Company) for writing-down allowances under s24 CAA (writing-down allowances and balancing adjustments).

7.2 All capital allowances made or to be made to the Company in respect of capital expenditure incurred, or to be incurred under a subsisting commitment, have been made, or will be made, in taxing its trade.

7.3        Since incorporation:

7.3.1 the Company has not done, omitted to do, agreed to do or permitted to be done anything as a result of which a disposal value may be brought into account under s24 CAA (writing-down allowances and balancing adjustments), or there may be any recovery of excess relief under s46 CAA (recovery of excess relief: new expenditure);

7.4 The Company is not, nor may be in dispute with another person as to the entitlement to capital allowances under s51 CAA (application and interpretation of Chapter VI: fixtures).

7.5 The Company has not made an election under s53 CAA (expenditure incurred by equipment lessor) or s55 (expenditure incurred by incoming lessee: transfer of allowances) in relation to fixtures.

7.6 No election has been made by the Company or agreed to have been made under Section 59 B Capital Allowances Act 1990 or by any other person on or after 24 July 1996.

8          TRANSACTIONS NOT AT ARM'S LENGTH

8.1 The Company has not carried out, nor been engaged in, a transaction or arrangement to which s770 ICTA (sale etc. at an undervalue or overvalue) has been or may be applied.

8.2 The Company does not own, nor has agreed to acquire, an asset, nor has received or agreed to receive services or facilities (including the benefit of licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value or determined otherwise than on an arm's-length basis.

8.3 The Company has not disposed of or acquired an asset in such circumstances that s17 TCGA (disposals and acquisitions treated as made at market value) could apply.

9          BASE VALUES AND ACQUISITION COSTS

9.1 If each of the capital assets of the Company was disposed of at Completion for a consideration equal to its book value, no liability to corporation tax on chargeable gains or balancing charge under CAA (if each asset was treated as if used for the purpose of a separate trade) would arise; and, for the purpose of determining the liability to corporation tax on chargeable gains, there shall be disregarded reliefs and allowances available to the Company other than amounts falling to be deducted under s38 TCGA (acquisition and disposal costs etc).

9.2 The Company has not, since incorporation, other than pursuant to the Deed of Gift, engaged in a transaction in respect of which there may be substituted, for Taxation purposes, a consideration which is different from the actual consideration given or received by it.

10         TAX AVOIDANCE

10.1 The Company has not, since incorporation, engaged in or been a party to a scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of, or a reduction in liability to, Taxation; and, in particular, the Company has not been a party to, or otherwise involved in, a transaction to which any of the following provisions has been or could be applied:

10.1.1 s116 ICTA (partnerships involving companies: arrangements for transferring relief) or s395 ICTA (leasing contracts and company reconstructions);

10.1.2     s779 ICTA (sale and lease-back: limitation on tax reliefs);

10.1.3     s75 CAA (further restrictions on allowances);

10.1.4     s29 TCGA (value shifting: general provisions); or

10.2 The Company has not, since incorporation, been a party to a transaction to which any of the following provisions has been or could be applied other than transactions in respect of which all necessary consents or clearances were obtained:

10.2.1 ss703 to 709 ICTA (cancellation of tax advantages from certain transactions in securities);

10.2.2 s765 ICTA (migration etc of companies); 10.2.3 s776 ICTA (transactions in land: taxation of capital gains);

10.2.4     ss135 to 138 TCGA (company reconstructions and amalgamations); or

10.2.5 s139 TCGA (reconstruction or amalgamation involving transfer of business).

11         SALE AND LEASEBACK OF LAND

           The Company has not, since incorporation, entered into a transaction to which s780 ICTA (sale and lease-back: taxation of consideration received) has been or could be applied.

12         FOREIGN COMPANIES

12.1 The Company shall not be deemed to have made a disposal of its assets since incorporation under s185 TCGA (deemed disposal of assets on company ceasing to be resident in UK).

12.2 The Company shall not be liable under s187 TCGA (postponement of charge on deemed disposal under section 185) for the payment of the tax arising on a company which is not the Company ceasing to be resident in the United Kingdom.

13         CHARGEABLE GAINS

13.1 No asset owned or agreed to be acquired by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within the meaning of s44 TCGA (meaning of "wasting asset").

13.2 The Company is not owed a debt (not being a debt on a security), upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of s251 TCGA (debts: general provisions).

13.3 The Company has claimed or is entitled to claim under s253 TCGA (relief for loans to traders) or s254 TCGA (relief for debts on qualifying corporate bonds) that an allowable loss has accrued in respect of a loan made by it.

13.4 The base cost of any assets of the Company for the purposes of corporation tax on chargeable gains is nil save for the assets acquired since 16 January 1998 in respect of which the base cost will be the acquisition cost of such assets. 13.5

13.5 No charge under Sections 179, 185 or 189 TCGA or Section 132 Finance Act 1988 (Company ceasing to be a member of a group or becoming non resident) will arise on the Company by reason of execution or Completion or any of the other transactions contemplated by this agreement.

14         LOSSES

14.1 The Company has not incurred a capital loss to which s18(3) TCGA (transactions between connected persons) is applicable.

14.2 The Company is not treated as a limited partner under s118 ICTA (restriction on relief: companies).

14.3 The Company had not immediately prior to the execution of this agreement an allowable loss which was a pre-entry loss within the meaning of schedule 7A TCGA (restriction on set-off of pre-entry losses).

15         REPLACEMENT OF BUSINESS ASSETS

           The Company has not made a claim under:

15.1 s23 TCGA (receipt of compensation and insurance money not treated as a disposal);

15.2       s152 TCGA (replacement of business assets: roll-over relief);

15.3       s153 TCGA (assets only partly replaced);

15.4       s154 TCGA (new assets which are depreciating assets);

15.5       s247 TCGA (roll-over relief on compulsory acquisition);

           which would affect the amount of the chargeable gain or allowable loss which would, but for the claim, have arisen on a disposal of any of its assets.

16         VALUE ADDED TAX

16.1       The Company:

16.1.1 has duly registered and is a taxable person for the purposes of value added tax, and is not and never has been a member of a group for VAT purposes;

16.1.2 has complied in all material respects with the statutory requirements, orders, provisions, directions and conditions relating to value added tax; and

16.1.3 maintains complete, correct and up-to-date records for the purposes of the relevant legislation.

16.2       The Company:

16.2.1 is not in arrears with a payment or return, or liable to an abnormal or non-routine payment, or a forfeiture or penalty, or to the operation of a penal provision;

16.2.2 has not been required by the Commissioners of Customs and Excise to give security;

16.2.3 is not, nor has agreed to become, an agent (for the purposes of s47 VATA (agents, etc.)) for the supply of goods for a person who is not a taxable person.

16.3 No direction has been given, and there are no grounds under which one may be given, by Customs and Excise under Schedule 9A VATA (anti-avoidance provisions: Groups) as a result of which the Company would be treated for the purposes of value added tax as a member of a group which includes a company which is not the Company or as not being a member of the group with the other Group Companies.

16.4 The Disclosure Letter contains full and accurate particulars of claims for bad debt relief made, or which may be made, by the Company under s36 VATA (bad debts).

16.5 No document has left the possession of the Company which, if improperly used by a third party, would lead to a liability on its part to pay an amount of value added tax under Schedule 11 para 5 VATA (recovery of vat, etc) which, but for the use, would not have been payable by it.

16.6       The Company:

16.6.1 has not within the past twelve months received a surcharge liability notice under s59 VATA (the default surcharge);

16.6.2 will not be liable to a penalty under s63 VATA (penalty for misdeclaration or neglect resulting in VAT loss for one accounting period equalling or exceeding certain amounts); or

16.6.3 has not received a penalty liability notice under s64 VATA (repeated misdeclarations) or has made a return which contains a material inaccuracy within the meaning of that section.

16.7 The Company has not given a certificate for value added tax purposes falling within s62 VATA (incorrect certificates as to zero rating etc).

16.8 The Company has not made a claim for repayment of value added tax under s80 VATA (recovery of overpaid VAT) which has not been satisfied and in respect of which the Commissioners of Customs and Excise have raised or could raise the defence of unjust enrichment.

16.9 The Company or other body corporate which, in relation to the Company, is or has been a relevant associate (as defined in Schedule 10 para 3 VATA (election to waive exemption)):

16.9.1 has not made an election to waive exemption under Schedule 10 para 2 VATA (election to waive exemption); or

16.9.2 does not own (nor has agreed to acquire, whether conditionally or otherwise, or granted an option to another person to require it to acquire) an interest in, right over or licence to occupy a building or land which has been or will be granted to the Company by another person who has made or, so far as the Company is aware, will make in relation to all or any part of the building or land an election to waive exemption under para 2.

16.10 The Company is not a developer (within the meaning of Schedule 10 para 5 VATA (developers of certain non-residential buildings etc)) in relation to a building or civil engineering work (but excluding a building or work construction of which was commenced before 1 August 1989 or a building or work in which the fee simple was granted before the date of this agreement where that grant was a taxable supply (other than a zero-rated supply)) for value added tax purposes, otherwise than by reason of an election under Schedule 10 para 2 VATA (election to waive exemption).

16.11 The Company has not acquired or brought into use on or after 1 April 1990 a computer or item of computer equipment costing (pound)50,000 or more or land or buildings (or parts of buildings) costing (pound)250,000 or more.

16.12 The net total of all errors required by law to be corrected in value added tax returns submitted by the Company (adding up all under-declarations and subtracting all over-declarations) does not exceed (pound)500.

16.13 The Disclosure Letter sets out the percentage of taxable and exempt supplies by the Company for VAT purposes since incorporation, together with details of each of the types of supplies and VAT treatment for all periods since incorporation.

16.14 The Company has all the VAT records of the Business and no request was made or will be made for the VAT records of the Business to be kept by the [Warrantors or the Partnership] pursuant to S 49 Of the VATA.



17         INHERITANCE TAX

17.1 The Company has not made a transfer of value (as defined in s3 ITA (transfers of value)).

17.2 No Inland Revenue charge for unpaid inheritance tax (as provided by ss237 and 238 ITA (Inland Revenue charge for unpaid tax)) is outstanding over an asset of the Company or in relation to shares in the capital of the Company.


17.3 No circumstances exist whereby a power mentioned in s212 ITA (powers to raise tax) could be exercised in relation to shares, securities or other assets of the Company or could be exercised but for s264(6) ITA (limitation of liability).

18         STAMP DUTY

18.1 Since incorporation the Company has not made a claim for relief or exemption under s42 FA 1930 (relief from transfer stamp duty in case of transfer of property as between associated companies).

18.2 All documents which affect the right, title or interest of the Company to or in its properties, undertaking or assets, or to which the Company is a party, and which attract stamp duty have been duly stamped regardless or not of whether within the requisite period for stamping, without interest or penalty, has expired.

18.3 The Company is not a party to a document held outside the United Kingdom which, if brought into the United Kingdom, would be liable to stamp duty under section 14(4) of the Stamp Act 1891 (terms upon which instruments not duly stamped may be received in evidence).

19         INSURANCE PREMIUM TAX

19.1       The Company:

19.1.1 is not nor has been registered or liable to be registered for the purposes of insurance premium tax under s53 FA 1994 (registration of insurers);

19.1.2 has not given nor is liable to give a notification to the Commissioners of Customs and Excise under s53(2) FA 1994;

19.1.3 has not been nor is or has agreed to become an insurer's tax representative within s57 FA 1994 (tax representatives);

19.1.4 is not nor has been treated as a member of a group for the purposes of insurance premium tax within s63 FA 1994 (groups of companies); or

19.1.5 has not received nor could receive a liability notice within s65 FA 1994 (liability of insured in certain cases).

20         ACQUISITION OF THE BUSINESS

20.1 The transfer of the Business to the Company by the Partnership was effected as a transfer of a business as a going concern for value added tax purposes pursuant to Section 49 VATA and Article 5 Value Added Tax (Special Provisions) Order 1995, to the effect that no VAT was or will be payable by the Company thereon.

20.2 No stamp duty liability arose or will arise in the Company by reason of the transfer of the Business to the Company. The appropriate certificate for exemption under item L of Stamp Duty (Exempt Instruments) 1987 was included in the Deed of Gift.

20.3 The transfers by Samantha Luff and James Koe to the Company pursuant to the Deed of Gift are and will be eligible for relief under section 165 TCGA and there are no circumstances whereby:

           (a) the relief could be denied by reason of section 167 TCGA applying by reason of London Life Apartments Limited being or having been or becoming a Company within section 167(2) TCGA, or;

           (b) the Company could become liable for any tax (whether primarily or secondarily) under section 282 TCGA pursuant to the transactions contemplated in the Deed of Gift whether primarily, secondarily or under section 282 TCGA.

20.4 No tax liability has arisen or will arise in the Company as a result of the transactions contemplated by or effected pursuant to the Deed of Gift.

20.5       No claim has been made by the Company under section 165 TCGA.


                                     PART 4
                                     FINANCE

1          CAPITAL COMMITMENTS

           No commitments on capital account are outstanding and, since incorporation, neither the Company nor Loryt has made or agreed to make capital expenditure, incurred or agreed to incur capital commitments or disposed of or agreed to dispose of capital assets.

2          DIVIDENDS AND DISTRIBUTIONS

2.1 Since incorporation no dividend or other distribution (as defined in Part VI Chapter II ICTA as extended by s418 ICTA) has been, or is treated as having been, declared, made or paid by the Company or Loryt.

3          LOANS BY AND DEBTS DUE TO THE COMPANY

3.1 Neither the Company nor Loryt has lent money which has not been repaid to it or is the creditor in respect of a debt (whether or not due for payment) which has arisen otherwise than in the ordinary course of its business.

3.2 Neither the Company nor Loryt has made a loan or quasi-loan contrary to the Companies Acts.

3.3 Neither the Company nor Loryt has made a loan, which remains outstanding, on terms entitling it to receive either a rate of interest varying with, or a share of, the profits of a business.

4          LIABILITIES

4.1 There are no liabilities (including contingent liabilities) of the Company or Loryt, except as incurred in the normal course of its business, since incorporation.

4.2 There has been no exercise, purported exercise or claim for a charge, lien, encumbrance or equity over the Assets.

4.3        There is no dispute directly or indirectly relating to the Assets.

4.4 Neither the Company nor Loryt has an exposure in relation to interest or exchange rate fluctuations.

5          BANK ACCOUNTS

5.1 Accurate and complete statements of the bank accounts of the Company and Loryt, as at the Effective Date, are annexed to the Disclosure Letter.

5.2 Since the date of each statement, there have been no payments out of the account to which the statement relates, except for payments in the normal course of business; and the balances on current accounts are not substantially different from the balances shown in the statements.

6          CONTINUATION OF FACILITIES

6.1 The Disclosure Letter sets out accurate and complete details (together with accurate copies of all relevant documentation) of the debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to the Company or Loryt (referred to in this clause as "facilities") and:

6.1 there has been no contravention of, or non-compliance with, the terms of the facilities;

6.1.2 no steps for the early repayment of indebtedness under the facilities have been taken or threatened;

6.1.3 there have not been, nor are there, circumstances known to the Sellers (or in the case of Loryt, JK and SL) whereby the continuation of any of the facilities might be prejudiced or its terms altered;

6.1.4 none of the facilities is dependent on the guarantee or indemnity of, or security provided by, a person other than the Company or Loryt; and

6.1.5 none of the Sellers has any knowledge, information or belief that, as a result of the acquisition of the Shares by the Buyer or any other thing contemplated in this agreement, any of the facilities might be terminated or mature prior to its stated maturity.

7          CREDITORS

           There is no significant amount owing by the Company or Loryt which has been due for more than six weeks.

8          GOVERNMENT GRANTS

           The Company has not applied for or received a grant or subsidy or financial assistance from a government department or agency or a local or other authority.

                                     PART 5
                                     TRADING

1          CHANGES PRIOR TO THE EFFECTIVE DATE

1.1        In the last two years since the Effective Date:

1.1.1      the Business has been continued in the normal course;

1.1.2 there has been no deterioration in the turnover, or in the financial or trading position or prospects, of the Business;

1.1.3 the Business has not, by doing or omitting to do anything, prejudiced its goodwill;

1.1.4 no part of the Business has been adversely affected by abnormal factors not affecting similar businesses to a like extent; and

1.1.5 the Business has paid its creditors in accordance with their respective credit terms.

1.2 The trading prospects of the Business have not, as far as the Warrantors are aware, been adversely affected as a result of events or circumstances arising since incorporation.

2          SELLERS' OTHER INTERESTS AND LIABILITIES TO THE COMPANY

2.1 Sellers, JK, SL and their Associates, are not, directly or indirectly, interested in businesses other than those carried on by the Company and/or Loryt, which are or are likely to be, or become, competitive with the Business.

2.2 None of the Sellers, JK, SL or their Associates, is indebted to the Company or Loryt.

3          EFFECT OF SALE OF SHARES

3.1 Sellers have no knowledge, information or belief that after the Effective Date (whether by reason of an existing agreement or arrangement or otherwise) as a result of the acquisition of the Company and Loryt by the Buyer:

3.1.1 a customer of the Business will cease, or be entitled to cease, to deal with it or substantially reduce its existing level of business with it; or

3.1.2 the Company or Loryt will lose the benefit of a right or benefit which it enjoys.

3.2        Compliance with the terms of this agreement does not and will not:

3.2.1 conflict with, or result in the breach of, or constitute a default under an agreement or arrangement to which either the Company or Loryt is a party, or a provision of the memorandum or articles of association of the Company or Loryt or a restriction or obligation by which or to which an asset of the Company or Loryt is bound or subject;

3.2.2 relieve another person from an obligation to the Company or Loryt (whether contractual or otherwise), or enable another person to determine such an obligation, or a right or benefit enjoyed by the Company or Loryt, or to exercise a right, whether under an agreement with, or otherwise in respect of, the Company or Loryt;

3.2.3 result in the creation, imposition, crystallisation or enforcement of an encumbrance on the Assets; or

3.2.4 result in indebtedness of the Company or Loryt becoming due and payable, or capable of being declared due and payable, prior to its stated maturity.

4          CONDUCT OF BUSINESS IN ACCORDANCE WITH MEMORANDUM AND ARTICLES OF
           ASSOCIATION

4.1 Both the Company and Loryt have carried on business and conducted their affairs in accordance with this memorandum and articles of association and all other documents to which they are or have been a party.

4.2 Both the Company and Loryt have the power and are qualified to carry on business in the jurisdictions in which it carries on business.

5          JOINT VENTURES AND PARTNERSHIP

5.1 Neither the Company nor Loryt is or has agreed to become, a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

5.2 Neither the Company nor Loryt is, or has agreed to become, a party to an agreement or arrangement for sharing commissions or other income.

6          AGREEMENTS RELATING TO THE MANAGEMENT AND BUSINESS

           There are no agreements or arrangements between the Company and/or Loryt and a person who is a shareholder, or the beneficial owner of an interest, in it, or in a company in which the Company and/or Loryt is interested, or an Associate of such a person, relating to:

6.1        the management of the Business;

6.2        the appointment or removal of directors of the Company;

6.3 the ownership, transfer of ownership or letting of the Assets or Properties; or

6.4 the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Company and/or Loryt;

           or in any other respect relating to its affairs.

7          AGENCY AGREEMENTS AND AGREEMENTS RESTRICTING BUSINESS

7.1 Neither the Company nor Loryt is a party to an agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or a restrictive agreement or arrangement pursuant to which its business is carried on, or which restricts its freedom to carry on its business as it thinks fit.

7.2 Neither the Company nor Loryt is not bound by an undertaking or assurances given to a court or governmental agency.

8          UNFAIR TRADE AND RESTRICTIVE PRACTICES

8.1 None of the Company, the Partnership nor Loryt have committed, or omitted to do, anything which could give rise to a fine or penalty with respect to any unfair trade and restrictive practices legislation. 8.2 None of the Company, the Partnership nor Loryt is a party to an agreement, practice or arrangement which:

8.2.1      contravenes the Trade Descriptions Act 1968;

8.2.2      contravenes Part XI of the Fair Trading Act 1973;

8.2.3 would, or might, result in a reference of a "consumer trade practice", within the meaning of section 13 of the Fair Trading Act 1973, or be liable to reference to the Consumer Protection Advisory Committee under Part II of that Act;

8.2.4      contravenes the Consumer Credit Act 1974;

8.2.5 contravenes, or is invalidated (in whole or in part) by, or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977.

8.3 The Company or Partnership has not engaged in an anti-competitive practice as defined in the Competition Act 1980.

9          LITIGATION, DISPUTES AND WINDING UP

9.1 None of the Company, the Partnership nor Loryt is engaged in litigation or arbitration proceedings as plaintiff or defendant; there are no proceedings pending or threatened, either by or against the Company, Partnership or Loryt; and there is nothing which, as far as the Warrantors are aware, is likely to give rise to litigation or arbitration.

9.2 There is no dispute with a Taxation or other official department in relation to the affairs of the Company or Loryt and there is nothing which, as far as the Warrantors are aware, may give rise to a dispute.

9.3 There are no claims pending or threatened, or capable of arising, against the Company, Loryt or the Partnership, by an employee or third party in respect of an accident or injury, which are not fully covered by insurance.

9.4 No order has been made, petition presented or resolution passed for the winding-up of the Company or Loryt; no distress, execution or other process has been levied in respect of the Company or Loryt which remains undischarged; and there is no unfulfilled or unsatisfied judgment or court order outstanding against the Company or Loryt.

9.5 Neither the Company nor Loryt has stopped payment and is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but omitting any requirement to prove anything to the satisfaction of the court).

10         COMPLIANCE WITH STATUTES

10.1 None of the Company, the Partnership and/or Loryt, or any of its officers, agents or employees (during the course of their duties in relation to it), has committed or omitted to do anything, the commission or omission of which is in material contravention of an act, order, regulation or the like giving rise to a penalty, default proceedings or other liability on its part.

10.2 The Company, the Partnership and Loryt have conducted and are conducting their business in accordance with all applicable laws and regulations.

10.3 Neither the Company nor Loryt carries on (nor has, when not an authorised person under Chapter III of the Financial Services Act 1986, carried on) investment business in the United Kingdom within the meaning of that act.

11         DATA PROTECTION

11.1 The Company and Loryt have complied with all relevant requirements of the Data Protection Act 1984 including:

11.1.1     the data protection principles established in the Act;

11.1.2     requests from data subjects for access to data held by it; and

11.1.3     the requirements relating to the registration of data users.

11.2 None of the Company, Loryt or the Partnership has received a notice or allegation either from the data protection registrar or from a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

11.3 No individual has claimed, or will have the right to claim, compensation from the Company, Loryt or the Partnership under the act for loss, or unauthorised disclosure, of data.

12         BUSINESS NAMES

           Neither the Company nor Loryt uses a name for any purpose other than its full corporate name.

13         TRANSACTIONS INVOLVING DIRECTORS

           Neither the Company nor Loryt has been a party to a transaction to which s320 or s330 CA may apply.

14         POWERS OF ATTORNEY AND AUTHORITY

14.1       No power of attorney given by the Company or Loryt is in force.

14.2 No authorities (express or implied) by which a person may enter into a contract or commitment on behalf of the Company or Loryt are outstanding.

15         LICENCES AND CONSENTS

           Neither the Company nor Loryt requires any licences or consents in order to carry on the Business.

16         SUBSISTING CONTRACTS

16.1 The Contracts comprise all the material contracts, agreements and arrangements which are binding and which have, since their incorporation, been binding on the Company and Loryt, whether written or oral.

17         DEFAULTS UNDER AGREEMENTS BY THE COMPANY

17.1 Neither the Company nor Loryt is in default under an agreement or arrangement, or in respect of another obligation or restriction by which it is bound;

17.1.1 in default under an obligation existing by reason of membership of an association or body; or

17.1.2 liable in respect of a representation or warranty (whether express or implied), or a matter giving rise to a duty of care on its part. 17.2 No threat or claim of default has been made and is outstanding against the Company or Loryt; and there is nothing by which a right or benefit may be prematurely terminated by another party, or by which the terms may be worsened.

18         OTHER PARTY'S DEFAULTS

           No party to an agreement or arrangement with the Company or Loryt is in default under it, being a default which is material in the context of the Company's or Loryt's financial or trading position; and there is nothing as far as the Warrantors are aware, likely to give rise to a default.

19         OUTSTANDING OFFERS

           No offer, tender or the like is outstanding which may be converted into an obligation of the Company or Loryt by acceptance by, or other act of, another person.

20         GUARANTEES AND INDEMNITIES

           There is no subsisting guarantee or agreement for indemnity or for suretyship given by the Company or Loryt or for their accommodation.

21         INSIDER CONTRACTS

21.1 No agreement or arrangement to which the Company, the Partnership or Loryt is or was a party and which a Related Person is or has been interested, whether directly or indirectly, is outstanding or existed during the past three years.

21.2 Neither the Company nor Loryt is a party to, and the profits or financial position of it and/or the Partnership during the past three years have not been affected by, an agreement or arrangement which was or is not at arm's length.

22         CONSULTANT REPORTS

           Save as contained in the Disclosure Letter, there have been no reports concerning the Business by financial or management consultants during the past three years.

23         ENVIRONMENTAL MATTERS

23.1 The Business has complied, and has adequate facilities to continue to comply, with all legislation (both primary and secondary) relating to the protection of the environment.

23.2       Neither the Company nor Loryt has not caused or knowingly permitted:

23.2.1 poisonous, noxious or polluting matter or solid waste matter to enter controlled waters;

23.2.2     trade or sewage effluent to be discharged from a building; or

23.2.3 matter to enter inland freshwaters so as to tend to impede the proper flow of the waters in a manner leading or likely to lead to pollution;

           in each case within the meaning of section 85 of the Water Resources Act 1991.

23.3 Neither the Company nor Loryt has not been required, and there is nothing whereby the Company may be required, to reimburse the expenses incurred by the National Rivers Authority under section 161 of the Water Resources Act 1991.

23.4 Neither the Company nor Loryt has not been nor will be required to incur expenditure as a result of pollution or contamination of any land or buildings.

23.5       Neither the Company nor Loryt:

23.5.1 has done or not done anything as a result of which it has been or may be subject to a liability or penalty as a result of pollution or contamination; or

23.5.2 has received or could receive a remediation notice under section 78E Environmental Protection Act 1990.



                                     PART 6

                                   EMPLOYMENT

1          EMPLOYEES AND TERMS OF EMPLOYMENT

1.1 The Disclosure Letter contains complete and accurate particulars of the identities, dates of commencement of employment or appointment to office and terms of employment or appointment of the employees and officers of the Company, including profit sharing, commission and discretionary bonus arrangements.

1.2 No past employee of the Business has a right to return to work or has or may have a right to be reinstated or re-engaged under the Employment Rights Act 1996.

1.3 There are no agreements or arrangements between the Company and a trade union or other body representing employees.

1.4 No contract of service exists between the Company and a director or employee in relation to which s319 CA applies.

1.5        Loryt does not employ any employees.




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

2          BONUS SCHEMES

2.1 There are no schemes in operation entitling an employee of the Company to a commission or remuneration calculated by reference to the turnover or profits of the Company or part of its business.

2.2 The Company has not registered a profit-related pay scheme under Part V Chapter III ICTA.

3          CHANGES IN REMUNERATION

3.1 Since incorporation or (in the event employment or holding of office began after incorporation) since the start of the employment or holding of office:

3.1.1 no change has been made in the rate of remuneration, emoluments or pension benefits of an officer, ex-officer or senior executive of the Company; and

3.1.2 no change has been made in the other terms of employment of an officer or senior executive;

           a senior executive being a person in receipt of remuneration in excess of (pound)40,000 per annum.

3.2 The Company is not obliged or accustomed to pay anything, other than in respect of remuneration or pension benefits, to or for the benefit of an officer or employee of the Company, or its Associate.

3.3 There are no negotiations for an increase in the remuneration or benefits of an officer or employee of the Company are current.

4          TERMINATION OF CONTRACTS OF EMPLOYMENT

4.1 The contracts of service to which the Partnership or Company is a party are determinable at any time on three months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

4.2 No executive of the Company, who is in receipt of remuneration in excess of (pound)40,000 per annum, and no officer of the Company:



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

4.2.1 has given or received notice terminating his employment, except as expressly contemplated in this agreement; or

4.2.2 is entitled to leave his employment or office prematurely as a result of the sale of the Shares.

5          INDUSTRIAL DISPUTES AND NEGOTIATIONS

           Neither the Company nor its employees is involved in an industrial dispute, and there is nothing which is known, or which would on reasonable enquiry be known, to the Company or its directors or to the Sellers which might suggest that there may be an industrial dispute involving the Company or that this agreement may lead to an industrial dispute.

6          INDUSTRIAL AGREEMENTS

           The Company has not agreed to recognise a trade union or done anything which might properly be construed as recognition.

7          REDUNDANCIES

           No employee will become redundant and be entitled to a redundancy payment as a result of this agreement.

8          PENSIONS

8.1 The Partnership or Company is not under a legal or moral obligation, nor is a party to an ex-gratia arrangement, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of s612(1) ICTA, to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to, or binding on, the Company or to which the Company contributes.


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




                                     PART 7

                                     ASSETS

1          OWNERSHIP OF ASSETS

1.1 The Partnership owned, and passed good and marketable title to, all the assets included in Schedule 4 to the Company and (except for current assets subsequently sold or realised in the ordinary course of business) the Company still owns and has good and marketable title to them.

1.2 The Company has not created, or granted, or agreed to create or grant, a security interest or other encumbrance in respect of the Assets, otherwise than in the normal course of its business.

1.3 None of the Assets, undertaking, goodwill or uncalled capital of the Company is subject to, and the Company has not agreed to grant, an option, charge, lien or encumbrance, or right of pre-emption.

2          ASSETS SUFFICIENT FOR THE BUSINESS

           The Assets comprise all assets necessary for the continuation of its business as now carried on.

3          RETENTION OF TITLE

           The Company does not hold goods which it purchased on terms that property does not pass until full payment is made or all indebtedness discharged.

4          INSURANCE

4.1 All the Assets and undertakings of the Business of an insurable nature are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same kind of business as that carried on by it.

4.2 The Company is, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of

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


           profits and other risks normally insured against by persons carrying on the same kind of business.

4.3 All insurance is in full force, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium.

4.4 None of the policies is subject to special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

4.5 No claim is outstanding, or may as far as the Warrantors are aware, be made, under any of the policies and there is nothing which is likely to give rise to a claim.

5          LEASED ASSETS

           Nothing has occurred in relation to an asset held by the Company under a lease or similar agreement as a result of which the rental payable has been, or is likely to be, increased and, in particular, all the assets have at all relevant times been used for a qualifying purpose within the meaning of s39 CAA.

6          ASSETS IN WORKING ORDER

6.1        The Assets:

6.1.1 are in a reasonable state of repair and condition and in satisfactory working order;

6.1.2 are in the possession and control of the Company and are its absolute property, except as listed in the Disclosure Letter;

6.1.3 are not expected to require replacements or additions at a cost in excess of (pound)10,000 within the next six months; and

6.1.4 are all capable, and (subject to normal wear and tear) will remain capable, throughout the period of time during which they are each written down to a nil value in the accounts of the Company (in accordance with GAAP), of doing the work for which they were designed or purchased.

6.2 Maintenance contracts are in full force in respect of all assets of the Company which it is normal or prudent to have maintained under contract by independent or


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

           specialist contractors, and in respect of all assets which the Company is obliged to maintain or repair under a leasing or similar agreement; and all those assets have been regularly maintained to a reasonable technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement.

7          INTELLECTUAL PROPERTY RIGHTS AND TRADE SECRETS

7.1 Particularsof all Intellectual Property Rights owned by the Company, and particularly in respect to the computer software called "Rentman" are listed in the Disclosure Letter; where registration is possible, the Company is registered as proprietor; each of the Rights is valid and enforceable; and none of them is being used, otherwise than under a licence of which details are set out in the Disclosure Letter, claimed, opposed or attacked by another person.

7.2 The Business (and of any licensee under a licence granted by the Company) does not, and is, as far as the Warrantors are aware, not likely to, infringe an Intellectual Property Right of another person.

7.3 Particulars of any licences granted to the Company in relation to Intellectual Property Rights are set out in the Disclosure Letter and the Company has not committed a breach of the licences.

7.4 The Company has no liability to pay compensation under sections 40 and 41 of the Patents Act 1977.

7.5 The Company has not (otherwise than in the normal course of business) disclosed, or permitted to be disclosed, nor undertaken or arranged to disclose, to a person other than the Buyer any of its know-how, technical information, trade secrets, confidential information, price lists or lists of customers or suppliers.

7.6 The Company is not a party to a secrecy agreement or agreement which may restrict the use or disclosure of information.

7.7 Nothing has been done or omitted by the Company which would enable a licensee under a licence granted by the Company to terminate it or which constitutes a breach of its terms.




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



                                     PART 8

                                   PROPERTIES

    (with references to the leases or leasehold properties this will include where applicable tenancies, licences or other interests giving rise to rights of occupation)

1          TITLE

1.1 The Properties comprise all the properties leased by the Company or Loryt in connection with its business.

1.2 The Properties which are occupied by the Company of Loryt in connection with its business are occupied or used by right of ownership or under lease or licence, the terms of which permit the occupation or use.

1.3 The information contained in the Disclosure Letter as to the tenure of the Properties, the principal terms of the leases or licences held by the Company or Loryt and the principal terms of the tenancies and licence subject to and with the benefit of which the Properties are held is complete and accurate.

2          ENCUMBRANCES

2.1 The Properties and all furniture and fittings are free from mortgages, debentures, charges, rent-charges, hire purchase charge, liens or other encumbrances, except for television sets and video cassette recorders which are subject to a hire charge.

2.2 The Properties are not subject to outgoings, other than business rates (where applicable), water rates, insurance premiums, rent, utilities and service charges.

2.3 The Properties are free of restrictive covenants, stipulations, easements, wayleaves, licences, grants, restrictions, overriding interests or other similar rights vested in third parties.

2.4 Where any of the matters referred to in paragraphs 2.1, 2.2 and 2.3 have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been performed and any payments owing with respect to them will be accrued in Completion Accounts.

2.5        The Properties are not subject to options or rights of pre-emption.

3          PLANNING MATTERS

3.1 The use of the Properties is the permitted use for the purposes of the Planning Acts.

3.2 The Company and Loryt have complied and are complying with planning permissions, orders, regulations, consents, bye-laws and conditions applicable to the Properties.

3.3 None of the Properties is listed as being of special historic or architectural importance or located in a conservation area.

3.4 All claims and liabilities under the Planning Acts or other legislation have been discharged, and no claim or liability, contingent or otherwise, is outstanding.

4          STATUTORY OBLIGATIONS

4.1 The Company and Loryt has complied and is complying with applicable statutory and bylaw requirements with respect to the Properties, and in particular with the requirements as to fire precautions and under the Public Health Acts, the Housing Acts, the Highway Acts, Offices, Shops and Railway Premises Act 1963, the Factory Acts and the London Building Acts.

4.2 There is no unperformed obligation with respect to the Properties, performance of which is necessary to comply with the requirements (whether formal or informal) of a competent authority exercising statutory or delegated powers.

4.3        No licences are required in relation to the Properties.

4.4 No Value Added Tax is incurred as a result of the Properties. VAT is charged to corporate customers.

5          ADVERSE ORDERS

5.1 There are no compulsory purchase notices, orders or resolutions affecting the Properties and there is nothing likely to lead to any being made.

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

5.2 There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties and there is nothing likely to lead to any being made.

6          CONDITION OF THE PROPERTIES AND FURNITURE AND FITTINGS

6.1 The buildings and other structures on or comprising the Properties and furniture and fittings are in good and substantial repair and fit for the purposes for which they are used.

6.2 The Company has no liability to repair or pay for the repair of the buildings or structures on the Properties:

6.2.1 if they are affected by structural damage or electrical defects or by timber infestation or disease; or

6.2.2 contain in their fabric high alumina cement, blue asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering or other deleterious material.

6.3 The Properties are not located in areas or subject to circumstances particularly susceptible to flooding or affected by mining activity.

6.4 There are no disputes with neighbouring owners with respect to boundary or party walls and fences, or with respect to easements or rights over or means of access to the Properties.

6.5 The principal means of access to the Properties is over a road which have been taken over by the local or other highway authority and which is maintainable at the public expense and no means of access to the Properties are shared with another person or subject to rights of determination by another person.

6.6        The Properties are not subject to rights of common.

6.7 The Properties enjoy the main services of water, drainage, electricity and gas.


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

7          INSURANCE

7.1 The Properties are not insured in their full reinstatement values, for not less than two years' loss of rent and against third-party and public liabilities to an adequate extent.

7.2 Premiums payable on insurance policies with respect to the Properties have been duly paid and there is nothing which would vitiate or permit the insurers to avoid the policies.

7.3 The information in the Disclosure Letter with respect to insurance policies is complete and accurate.

8          LEASEHOLD PROPERTIES

8.1 The Company and/or Loryt has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the lease under which the Properties are held, and the last demand for rent (or receipt, if issued) was unqualified, and the lease is in full force, except as disclosed in the Disclosure Letter.

8.2 The licences, consents and approvals required from the landlords and any superior landlords under the leases of the Properties have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed, except as disclosed in the Disclosure Letter.

8.3 There are lease renewals and rent reviews in progress under the leases of the Properties held by the Company or Loryt, in particular under the office lease at 7 Cheval Place, Knightsbridge.

8.4 No obligation necessary to comply with a notice given by or other requirement of the landlord under a lease of the Properties is outstanding and unperformed.

8.5 There are no obligations for repair are on an internal repairing basis, with the exception of the office lease at 7 Cheval Place, Knightsbridge, and there is no obligation to reinstate any of the Properties by removing or dismantling an alteration made to it by the Company, Loryt or a predecessor in title.


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

8.6 The Company or Loryt has not entered into an guarantee agreement in respect of the properties.

8.7 There are no proceedings against the Company and/or Loryt, or brought by it nor is the Company or Loryt aware of any identifiable circumstances in which proceedings against it by its landlord or by its tenants or by it against its landlord or its tenants may be brought or threatened, except as disclosed in the Disclosure Letter.

8.8 There are no employees of the Company and/or Loryt who are required to work full time or substantially full time at the Properties.

8.9 There are no rent deposits or other monies lodged with the landlords or their agents in respect of any of the Properties, except as per the schedule in the Completion Accounts.

9          TENANCIES

9.1 The Properties are held subject to and with the benefit of the tenancies (which expression in this paragraph 9 includes subtenancies) as set out in the Disclosure Letter (or provided through copies of leases) and there are no others.

9.2 With respect to each of the leases or the tenancies, there have been disclosed in the Disclosure Letter particulars of:

9.2.1 the rent and rent reviews and, with respect to rent reviews, the date for giving notice of exercise of the reviews and the operative review date;

9.2.2      the term and rights to break or renew the term;

9.2.3 the obligations of the landlord and tenant in respect of outgoings, repairs, insurance services and service charge;

9.2.4      options or rights of pre-emption;

9.2.5      the user required or permitted under the terms of the tenancies;

9.2.6 entitlements of tenants of the Property to compensation on quitting the premises let to them in respect of disturbance and improvements or otherwise;

9.2.7      any unusual provisions; and

9.2.8      short particulars of subtenancies derived out of the tenancies.

9.3 The Warrantors are not aware of material or persistent breaches of covenant by a tenant of the Properties, including the covenants to pay rent, except as disclosed in the Disclosure Letter.

9.4 The Warrantors are not aware of damage caused to the Properties or the Fixtures and Fittings.

9.5 The Warrantors are not aware of any disputes generally with a landlord of the Properties in respect of the terms of their tenancy or of any notices served or received or where litigation has been commenced by either party or is anticipated.

The Warrantors are not holding for its or its agents or jointly any monies including rent deposits as security for performance by the customers of any of their obligations under the leases or tenancies, except as disclosed in the Disclosure Letter.


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






Executed for and on behalf of:              )
CRYSTALSEA LIMITED by:                      )
                                            )


                                            Director


                                            Secretary



Executed for and on behalf of               )
SUNNYGATE LIMITED by:                       )
                                            )



                                            Director


                                            Secretary


Signed by JAMES KOE                         )
                                            )





Signed by SAMANTHA LUFF                     )
                                            )



:
Executed for and on behalf of               )
BRIDGESTREET                                )
ACCOMMODATIONS, INC.                        )


                                            President